Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By And Between

FIRST COMMUNITY CORPORATION

SRMS, INC.

and

SAVANNAH RIVER FINANCIAL CORPORATION

Dated as of

August 13, 2013

i

4.16	Material Contracts	27
4.17	Privacy of Customer Information	28
4.18	Legal Proceedings	29
4.19	Reports	29
4.20	Books and Records	29
4.21	Loans to, and Transactions with, Executive Officers and Directors	30
4.22	Regulatory Matters	30
4.23	State Takeover Laws	30
4.24	Brokers and Finders; Opinion of Financial Advisor	30
4.25	Board Recommendation	31
4.26	Statements True and Correct	31
4.27	Delivery of Seller Disclosure Memorandum	32

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		32

5.1	Organization, Standing, and Power	32
5.2	Authority; No Breach By Agreement	32
5.3	Exchange Act Filings; Financial Statements	33
5.4	Reports	34
5.5	Brokers and Finders	34
5.6	Certain Actions	34
5.7	Available Consideration	35
5.8	Statements True and Correct	35

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		35

6.1	Affirmative Covenants of Seller and Buyer	35
6.2	Negative Covenants of Seller	36
6.3	Adverse Changes in Condition	39
6.4	Reports	39

ARTICLE 7 ADDITIONAL AGREEMENTS		40

7.1	Shareholder Approvals	40
7.2	Registration of Buyer Common Stock	41
7.3	Other Offers, etc.	42
7.4	Consents of Regulatory Authorities	44
7.5	Agreement as to Efforts to Consummate	44
7.6	Investigation and Confidentiality	44
7.7	Press Releases	45
7.8	Charter Provisions	45
7.9	Employee Benefits and Contracts	46
7.10	Section 16 Matters	47
7.11	Indemnification	47

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		49

8.1	Conditions to Obligations of Each Party	49
8.2	Conditions to Obligations of Buyer and Merger Sub	50
8.3	Conditions to Obligations of Seller	52

ARTICLE 9 TERMINATION		53

9.1	Termination	53
9.2	Effect of Termination	55
9.3	Termination Fee	55
9.4	Non-Survival of Representations and Covenants	56

ARTICLE 10 MISCELLANEOUS		56

10.1	Definitions	56
10.2	Expenses	68
10.3	Brokers and Finders	68
10.4	Entire Agreement	68
10.5	Amendments	69
10.6	Waivers	69
10.7	Assignment	69
10.8	Notices	69
10.9	Governing Law	70
10.10	Counterparts	70
10.11	Captions; Articles and Sections	70
10.12	Interpretations	71
10.13	Enforcement of Agreement	71
10.14	Severability	71

LIST OF EXHIBITS

Exhibit		Description

A		Form of Bank Agreement of Merger

B		Officer Service Agreements

	B-1	Form of J. Randolph Potter Retention Agreement

	B-2	Form of J. Randolph Potter Consulting Agreement

	B-3	Form of Jeff P. Spears Employment Agreement

	B-4	Form of Joe E. Lewis Employment Agreement

	B-5	Form of Philip R. Wahl, II Employment Agreement

	B-6	Form of Gerry L. Owen Retention Agreement

	B-7	Form of Gerry L. Owen Non-Compete Agreement

	B-8	Form of Gerry L. Owen Consulting Agreement

C		Form of Warrant Cash-Out Agreement

D		Form of Stock Option Cash-Out Agreement

E		Form of Non-Compete Agreement

F		Form of Support Agreement

G		Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 13, 2013, is by and between First Community Corporation, a South Carolina corporation (“Buyer”), SRMS, Inc. (“Merger Sub”), a Georgia corporation and wholly-owned subsidiary of Buyer, and Savannah River Financial Corporation, a Georgia corporation (“Seller”).  Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, and Seller have determined that it is in the best interests of their respective companies and shareholders for Buyer to acquire Seller pursuant to the terms of this Agreement and have unanimously approved the merger of Merger Sub with and into Seller, with Seller being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Seller Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the Board of Directors of Seller has recommended that Seller’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of Buyer has recommended that Buyer’s shareholders approve the issuance of shares of Buyer Common Stock in the Merger;

WHEREAS, Buyer, Merger Sub, and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1                               Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Seller pursuant to and with the effect provided in Section 14-2-1106 of the GBCC, and Seller shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia.  As of the Effective Time, the separate corporate existence of Merger Sub shall cease.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Merger Sub.

1.2                               Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3                               Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of Georgia (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law, (iii) the date on which the shareholders of Buyer approve the Buyer Share Issuance to the extent such approval is required by applicable Law, and (iv) 12:01 a.m. on January 1, 2014.

1.4                               Restructure of Transactions.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller directly with and into Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock, Seller Warrants, or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Bank or Seller.  Buyer may request such consent by giving written notice to Seller in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5                               Bank Merger and Second Step Merger.

(a)                                 Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Community Bank (“First Community”), a wholly owned subsidiary of Buyer, and the Bank, a wholly owned subsidiary of Seller, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Buyer may reasonably request, pursuant to which the Bank will merge with and into First Community (the “Bank Merger”).  The Bank Agreement of Merger shall provide that the directors of First

Community as the surviving entity of the Bank Merger shall be (a) all the directors of First Community serving immediately prior to the Bank Merger, and (b) three additional persons who shall become directors of First Community who shall be the same persons appointed as directors of Buyer pursuant to Section 2.3.  The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

(b)                                 On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCC and the SCBCA, Buyer shall cause the Surviving Corporation to be merged with and into Buyer, with Buyer being the surviving entity in the merger (the “Second Step Merger”).  Buyer shall continue its existence under the Laws of the State of South Carolina, and the separate corporate existence of the Surviving Corporation shall cease as of the effective time of the Second Step Merger.  In furtherance of the foregoing, Buyer shall cause articles of merger relating to the Second Step Merger to be filed with the South Carolina Secretary of State, and the Second Step Merger shall become effective as of the date and time specified in the articles of merger.

ARTICLE 2
TERMS OF MERGER

2.1                               Articles of Incorporation.

The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2                               Bylaws.

The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3                               Directors and Officers.

(a)                                 The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.  Prior to the Effective Time, Buyer shall take all action necessary, including but not limited to the amendment of Buyer’s Bylaws, to appoint J. Randolph Potter as a Class I director, Paul S. Simon as a Class II director, and E. Leland Reynolds as a Class III director of the Board of Directors of Buyer, to be effective as of 12:01 a.m. on the next business day following the Effective Time, and to cause Mssrs. Potter, Simon, and Reynolds to be nominated as a management nominee for election by the shareholders to the Board of Directors of Buyer at the next annual meeting of shareholders of Buyer following their appointment to the Board of Directors of Buyer.  The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the

Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)                                 It is anticipated that the directors of the Bank in office immediately prior to the Effective Time, shall serve as First Community’s Aiken-Augusta Advisory Board and shall be entitled to receive a fee of $200 for each advisory board meeting attended.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1                               Effect on Merger Sub Common Stock and Seller Common Stock.

(a)                                 At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

(i)                                     each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an outstanding share of Surviving Corporation common stock; and

(ii)                                  each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of Seller Common Stock that are owned by Seller shareholders properly exercising their dissenters’ rights pursuant to Sections 14-2-1301 through 14-2-1332 of the GBCC (the “Dissenter Shares”)) shall be converted into the right to receive one of the following: (i) cash in the amount of $11.00 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration in such proportions as requested by a Seller shareholder, to the extent available after the proration of the total Merger Consideration to 60% Cash Consideration and 40% Stock Consideration (the “Mixed Consideration”) (items (i), (ii), or (iii) referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 1.0618 if the Final Buyer Stock Price is at or above $10.36.  If the Final Buyer Stock Price is at or below $8.48, then the Exchange Ratio shall be 1.2972.  If the Final Buyer Stock Price is above $8.48 but below $10.36, then the Exchange Ratio shall be equal to $11.00 divided by the Final Buyer Stock Price.

(b)                                 At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.9.

(c)                                  If, prior to the Effective Time, the outstanding shares of Seller Common Stock, Seller Warrants, or Seller Options, or the outstanding shares of Buyer Common Stock or any rights with respect to Buyer Common Stock pursuant to stock options granted by the Buyer (the “Buyer Options”) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.  For the avoidance of doubt, no such adjustment shall be made as a result of Buyer’s Dividend Reinvestment Plan.

(d)                                 Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

3.2                               Election and Proration Procedures.

(a)                                 As promptly as practicable after the Effective Time, but in any event no later than seven business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Seller Common Stock of record at the Effective Time by the exchange agent selected by Buyer and reasonably acceptable to Seller (the “Exchange Agent”).  Seller shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)                                 Each Election Form shall entitle the holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Seller Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Seller Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of Seller Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”  For the avoidance of doubt, any holder of Dissenter Shares shall not be deemed to have made a Stock Election, Cash Election, or Mixed Election with respect to such Dissenter Shares, and such Dissenter Shares shall not be deemed Stock Election shares, Cash Election Shares, or Non-Election Shares.

(c)                                  To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than 30 calendar days following the Effective Time.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Seller Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by the Buyer, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials.  For the holders of Seller Common Stock who make a Non-Election, subject to Section 3.2(e), the Exchange Agent shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares.  Any Seller shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Seller shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by either party that this Agreement has been terminated pursuant to the applicable Section of Article 9 of this Agreement.  If a Seller shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Seller Common Stock held by such Seller shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)                                 The number of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of Seller Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).  For the avoidance of doubt, the Dissenter Shares shall not be included in the calculation of the Aggregate Cash Limit.

(e)                                  Within ten business days after the later to occur of the Election Deadline or the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:

(i)                                     if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Election Shares as a result of the Stock Election Number exceeding the Aggregate Stock Limit;

(ii)                                  if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit; and

(iii)                               if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Seller Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Seller Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3                               Exchange Procedures.

(a)                                 Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Seller Common Stock may be entitled pursuant to Section 3.8 (collectively, the “Exchange Fund”).  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.8), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full.  The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund.  Except as contemplated by this Section 3.3 and Section 3.9, the Exchange Fund will not be used for any other purpose.

(b)                                 Unless different timing is agreed to by Buyer and Seller, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent).  In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.  In the event any certificate representing Seller Common Stock certificate shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled.  Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued.

(c)                                  Unless different timing is agreed to by Buyer and Seller, after the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3.  The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3.  Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3.  Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)                                 Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock, Seller Warrants, and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority.  To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)                                  Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Seller Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer.  Any holder of shares of Seller Common Stock who have not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of Seller Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding Certificates for shares of Seller Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.  Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)                                   Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

3.4                               Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Buyer and shall not be affected by the Merger.

3.5                               Seller Warrants.

(a)                                 At the Effective Time, all rights with respect to Seller Common Stock pursuant to warrants issued by the Seller (the “Seller Warrants”), which are outstanding and not cancelled at the Effective Time, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Seller Warrant in accordance with the terms of the applicable Seller warrant agreement by which it is evidenced (the “Converted Warrants”); provided, however, that prior to the Effective Time each holder of Seller Warrants may agree to cancel, immediately prior to the Effective Time, any Seller Warrants held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person’s Seller Warrants, by (2) $1.00 (the Cash Consideration less the exercise price per share under such Seller Warrant), by entering into a Warrant Cash-Out Agreement in the form of Exhibit C prior to the Effective Time.  From and after the Effective Time, (i) each Seller Warrant that is not subject to a Warrant Cash-Out Agreement shall be assumed by Buyer and may be exercised after the Effective Time solely for shares of Buyer Common Stock; (ii) the number of shares of Buyer Common Stock subject to the Converted Warrants shall be equal to the product of the number of shares of Seller Common Stock subject to such Seller Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio; provided, that any fractional shares of Buyer Common Stock subject to the Converted Warrants shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price less the exercise price of such Converted Warrant, and (iii) the per share exercise price under each such Seller Warrant shall be adjusted by dividing the per share exercise price under each such Seller Warrant by the Exchange Ratio and rounding down to the nearest cent.

(b)                                 Seller’s Board of Directors and its compensation committee shall not make any grants of Seller Warrants following the execution of this Agreement.

(c)                                  Seller’s Board of Directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Warrants necessary to effect the foregoing provisions of this Section 3.5.

3.6                               Seller Options.

(a)                                 At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by Seller (the “Seller Options”), which are outstanding and not cancelled at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Seller Option in accordance with the terms of the applicable Seller option plan and the stock option agreement by which it is evidenced (the “Converted Options”); provided, however, that each holder of Seller Options may agree to cancel, immediately prior to the Effective Time, any Seller Options held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person’s Seller Options, by (2) the Cash Consideration less the exercise price per share under such Seller Options, by entering into an Option Cash-Out Agreement in the form of Exhibit D prior to the Effective Time.  From and after the Effective Time, (i) each Seller Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer

Common Stock subject to each Seller Option shall be equal to the product of the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided, that any fractional shares of Buyer Common Stock subject to the Converted Options shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price less the exercise price of such Converted Option, and (iii) the per share exercise price under each such Seller Option shall be adjusted by dividing the per share exercise price under each such Seller Option by the Exchange Ratio and rounding down to the nearest cent.

(b)                                 Seller’s Board of Directors and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(c)                                  Seller’s Board of Directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options necessary to effect the foregoing provisions of this Section 3.6.

3.7                               Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 3.

3.8                               Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.9                               Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 14-2-1301 through 14-2-1332 of the GBCC shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made.  In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall deliver to such holder of shares of Seller Common Stock the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Merger Sub, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

4.1                               Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”).  The Bank is a South Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of South Carolina.  Each of Seller and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Seller and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  The minute book and other organizational documents for each of Seller and the Bank have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof.  The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2                               Authority of Seller; No Breach by Agreement.

(a)                                 Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the GBCC, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of majority of the outstanding shares of

Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Seller Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                                 Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and the Bank of the transactions contemplated hereby, nor compliance by Seller and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the articles of incorporation or bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 4.2 of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)                                  Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance, and the State of South Carolina Board of Financial Institutions, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which proxy statements relating to the Seller Shareholders’ Meeting and the Buyer Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

4.3                               Capital Stock.

(a)                                 The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which 3,000,400 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Seller Warrants and Seller Options had been exercised, not more than an additional 563,000 shares would be issued and outstanding at the Effective Time, and 20,000,000 shares of Seller preferred stock, of which no shares are issued and outstanding as of the date of this Agreement.  If the Seller Warrants were exercised as of the date of this Agreement, 300,000 shares of Seller Common Stock would be issued and the exercise price in each case would have been $10.00 per share.  If the Seller Options were exercised as of the date of this Agreement, 263,000 shares of Seller Common Stock would be issued at a per share weighted average exercise price of $9.97. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b)                                 Except for the 563,000 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Warrants and Seller Options, each as disclosed in Section 4.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c)                                  Except as specifically set forth in this Section 4.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

4.4                               Seller Subsidiaries.

Seller has no Subsidiaries except the Bank, and Seller owns all of the equity interests in the Bank.  No capital stock (or other equity interest) of the Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which the Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of the Bank (other than to another Seller Entity).  There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of the Bank.  All of the shares of capital stock (or other equity interests) of the Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien.  The Bank is a South Carolina state bank duly organized, validly existing, and in good standing under the Laws of South Carolina, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.  The Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  The minute books and other organizational documents for the Bank have been made available to Buyer for its review, and, except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

4.5                               Securities Offerings; Financial Statements.

(a)                                 Each offering or sale of securities by Seller (i) was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(b)                                 Each of the Seller Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the consolidated financial position of Seller and the Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                                  Seller’s independent public accountants, which have expressed their opinion with respect to the Seller Financial Statements of Seller and its Subsidiaries (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Seller within the meaning of Regulation S-X.  Seller’s independent public accountants have audited Seller’s year-end financial statements, and have reviewed Seller’s interim financial statements, that are included in the Seller Financial Statements. Section 4.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for Seller or the Bank.

4.6                               Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of June 30, 2013, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by Seller or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines.  Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at June 30, 2013, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000.  Except (x) as reflected in Seller’s balance sheet at June 30, 2013 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since June 30, 2013 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7                               Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Seller Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2012, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.  Section 4.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

4.8                               Tax Matters.

(a)                                 All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of the Seller

Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities.  No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)                                 None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity.  No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)                                  Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)                                 The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)                                  Except as described in Section 4.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                                   During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)                                  Except as disclosed in Section 4.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code.  None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of the Seller Entities disclosed in Section 4.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)                                 Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                                     No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)                                    No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)                                 No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                                     Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)                             No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)                                 Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)                                 No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax

Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

4.9                               Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)                                 The Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof.  The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)                                 As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, have been secured, to the Knowledge of Seller, by valid liens and security interests which have been perfected.  Accurate lists of all loans, discounts and financing leases as of June 30, 2013 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum.  Except as specifically set forth in Section 4.9(b) of the Seller Disclosure Memorandum, neither Seller nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller

Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c)                                  All securities held by Seller or Bank, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Seller Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Seller’s Knowledge, none of the securities reflected in the Seller Financial Statements as of December 31, 2012, and none of the securities since acquired by Seller or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)                                 All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of Bank or its customers (all of which were disclosed in Section 4.9(d) of the Seller Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor Bank, nor to the Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10                        Assets.

(a)                                 To Seller’s Knowledge, except as disclosed in Section 4.10 of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own.  In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)                                 All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)                                  The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations.  None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated,  (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond.  There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies.  Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)                                 The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted.  All real and personal property which is material to the business of Seller or Seller Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the Transactions. All improved real property owned or leased by Seller or Seller Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11                        Intellectual Property.

Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity.  Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses.  To Seller’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity.  To Seller’s Knowledge, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

4.12                        Environmental Matters.

(a)                                 Seller has delivered, or caused to be delivered or made available to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participating Facilities and Operating Properties.  To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Seller or Bank.

(b)                                 To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)                                  There is no Litigation pending, or to Seller’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

(d)                                 During the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.  During and prior to the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

4.13                        Compliance with Laws.

(a)                                 Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve.  Bank is a state chartered bank in good standing with the South Carolina State Board of Financial Institutions.

(b)                                 Compliance with Permits, Laws and Orders.

(i)                                     Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)                                  None of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)                               None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)                              There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)                                 None of the Seller Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)                              Each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14                        Labor Relations.

(a)                                 No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative.  There is no strike, slowdown, lockout, or other job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years.  To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity.  Except as disclosed in Section 4.14 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority.  No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Seller Disclosure Memorandum.

(b)                                 To Seller’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)                                  No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.  None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)                                 Section 4.14 of the Seller Disclosure Memorandum contains a list of all independent contractors of each Seller Entity (separately listed by Seller Entity) and each such

Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

4.15                        Employee Benefit Plans.

(a)                                 Seller has disclosed in Section 4.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability.  Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.”  Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15 of the Seller Disclosure Memorandum.

(b)                                 Seller has delivered or made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)                                  Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws.  Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Seller ERISA Plan has been adopted and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws.  No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)                                 To the Seller’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.

(e)                                  All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)                                   To the Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)                                  No Seller Entity nor any of its ERISA Affiliates has, or ever has had, or has, or over had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)                                 No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(h)                                 Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(i)                                     Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in,  to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(j)                                    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(k)                                 All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(l)                                     Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(m)                             Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds.  Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o)                                 Other than employment agreements with executive officers provided to the Buyer that expire on December 31, 2012, no Seller Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

4.16                        Material Contracts.

(a)                                 Except as disclosed in Section 4.16 of the Seller Disclosure Memorandum or otherwise reflected in the Seller Financial Statements, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if the Seller were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Seller Contracts”).

(b)                                 With respect to each Seller Contract and except as disclosed in Section 4.16(b) of the Seller Disclosure Memorandum:  (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  Section 4.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract involving an amount in excess of $100,000.  All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Seller Disclosure Memorandum.

4.17                        Privacy of Customer Information.

(a)                                 Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)                                 Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

4.18                        Legal Proceedings.

Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity.  No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

4.19                        Reports.

Except as disclosed in Section 4.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing provisions of this Section 4.19, Seller Entities may have made immaterial late filings.

4.20                        Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21                        Loans to, and Transactions with, Executive Officers and Directors.

Seller has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O.  Section 4.21 of the Seller Disclosure Memorandum identifies any loan or extension of credit maintained by Seller to which the second sentence of Section 13(k)(1) of the Exchange Act applies or would apply if Seller were subject to such Section.  Except as disclosed in 4.21 of the Seller Disclosure Memorandum, no director or executive officer of Seller or Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or the Bank.

4.22                        Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).  No Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

4.23                        State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24                        Brokers and Finders; Opinion of Financial Advisor.

Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.  Seller has received the written opinion of the Seller Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

4.25                        Board Recommendation.

The Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

4.26                        Statements True and Correct.

(a)                                 No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be mailed to Seller’s and Buyer’s shareholders in connection with Seller’s and Buyer’s Shareholders’ Meetings, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                                  All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27                        Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to Seller as follows:

5.1                               Organization, Standing, and Power.

Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Buyer and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2                               Authority; No Breach by Agreement.

(a)                                 Each of Buyer and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and the approval by Buyer’s shareholders of the Buyer Share Issuance with respect to the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger and the Buyer Share Issuance, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Buyer and Merger Sub, subject to the approval of the Buyer Share Issuance by the holders of a majority of the total votes cast on the proposal, which is the only Buyer shareholder vote required for approval of the Buyer Share Issuance (the “Requisite Buyer Shareholder Vote”) (recognizing that a shareholder vote regarding certain payments made in connection with the Merger may be required, but the outcome of any such vote would be non-binding).  This Agreement has been approved by Buyer as the sole shareholder of Merger Sub.  Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Buyer Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                                 Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s or Merger Sub’s Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)                                  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer or Merger Sub of the Merger and the other transactions contemplated in this Agreement.

5.3                               Exchange Act Filings; Financial Statements.

(a)                                 Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 2012 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”).  The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading.  No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)                                 Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.  The Buyer Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)                                  Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)                                 Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

5.4                               Reports.

Since January 1, 2010, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5                               Brokers and Finders.

Except for Buyer Financial Advisor, neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6                               Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.7                               Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.8                               Statements True and Correct.

(a)                                 No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                                  All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1                               Affirmative Covenants of Seller and Buyer.

(a)                                 From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Buyer related to loans or other transactions made by Seller with a value equal to or exceeding $500,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000 other than residential mortgage loans for which Seller has a commitment to buy from a reputable investor, (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)                                 From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)                                  Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2                               Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                                 amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)                                 incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve

Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)                                  repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;

(d)                                 except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)                                  adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)                             except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)                                  (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate $60,000 or increase in compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice and as disclosed on Schedule 6.2(g)), (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee (except for payments according to the form of Employment/Consulting Agreements attached as Exhibits C-1 through C-6), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Seller Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)                                 enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                                     adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)                                    make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)                                 commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity;

(l)                                     enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than Contracts covered by Section 6.2(m);

(m)                             except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $1,000,000, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities;

(n)                                 except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)                                 restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)                                 make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q)                                 establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r)                                    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)                                   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t)                                    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(u)                                 maintain the Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of the Bank; or

(v)                                 take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3                               Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4                               Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed.  Seller and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports.  The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1                               Shareholder Approvals.

(a)                                 Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Seller shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Seller Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  The Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the GBCC (the “Seller Recommendation”) and shall include such recommendation in the proxy statement mailed to shareholders of Seller, except to the extent the Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement.  The Company shall solicit and use its reasonable efforts to obtain the Requisite Seller Shareholder Vote.

(b)                                 Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”).  Notwithstanding the foregoing, prior to prior to the Requisite Seller Shareholder Approval, the Seller’s Board may make an Adverse Recommendation Change if and only if:

(i)                                     the Seller’s Board determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(ii)                                  the Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would result in the Seller’s Board breaching its fiduciary duties to the Seller and its shareholders under applicable Law;

(iii)                               the Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)                              after providing such Notice of Potential Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Seller Board to proceed without an Adverse Recommendation Change (provided, however, that the Buyer shall not be required to propose any such adjustments); and

(v)                                 the Seller’s Board, following such five business day period, again determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to the Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the GBCC as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders at the Seller’s Shareholders’ Meeting even if the Seller’s Board has made an Adverse Recommendation Change, in which case the Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

(c)                                  Buyer shall submit to its shareholders this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Buyer shall take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold Buyer’s Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on the Buyer Share Issuance.

7.2                               Registration of Buyer Common Stock.

(a)                                 As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”).  The Registration Statement shall contain proxy materials relating to the matters to be submitted to Seller’s shareholders at the Seller Shareholders’

Meeting and to Buyer’s shareholders at the Buyer’s Shareholders’ Meeting.  Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”).  Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  Buyer shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Buyer and Seller will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.

(b)                                 Seller shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Buyer and Seller shall furnish all information concerning it and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(c)                                  Prior to the Effective Time, Buyer shall notify The Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

7.3                               Other Offers, etc.

(a)                                 From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal,  (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Approval, this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller’s Board shall have determined in good faith, after consultation with the Seller Financial Advisor and Seller’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) the Seller’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to the Seller and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).  In addition to the foregoing, Seller shall provide Buyer with at least five business days’ prior written notice of a meeting of the Seller’s Board at which meeting the Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)                                 In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal.  Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)                                  Seller shall, and its and its Subsidiary’s directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)                                 Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4                               Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger).  The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.  Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5                               Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6                               Investigation and Confidentiality.

(a)                                 Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.  Between the date hereof and the

Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements and the internal controls of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)                                 In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)                                  Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)                                 Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

7.7                               Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8                               Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

7.9                               Employee Benefits and Contracts.

(a)                                 All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Community; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or First Community, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Buyer or First Community and in accordance with the bylaws of Buyer or First Community.  All of the Continuing Employees shall be employed at the will of First Community, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(b)                                 As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with Seller solely for purposes of eligibility and vesting.

(c)                                  As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or First Community employees.  With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

(d)                                 Simultaneously herewith, or prior to the Merger, J. Randolph Potter, Jeff P. Spears, Joe E. Lewis, Philip R. Wahl, II, and Gerry L. Owen (each, an “Executive Officer”) shall enter into agreements in the forms of Exhibits B-1, B-2, B-3, B-4, B-5, B-6, B-7, and B-8, respectively (the “Officer Service Agreements”).

(e)                                  Seller shall use its reasonable best efforts to cause each holder of Seller Warrants to execute and deliver a Warrant Cash-Out Agreement dated as of the date hereof in the form of Exhibit C pursuant to which such holder agrees that such holders outstanding Seller Warrants will be cancelled as of the Effective in exchange for a one-time cash payment in an amount equal to (i) the number of Seller Warrants such holder currently holds, times (ii) one dollar ($1.00); provided, however, that Warrant Cash-Out Agreements from any holders of Seller Warrants that are not directors or officers of Seller or the Bank may be sought following the execution of this Agreement. Simultaneously herewith, each of the directors and officers of Seller or the Bank that hold Seller Warrants shall have entered into a Warrant Cash-Out Agreement.

(f)                                   Seller shall use its reasonable best efforts to cause each holder of Seller Options to execute and deliver an Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit D pursuant to which he or she agrees to cancel his or her outstanding Seller Options as of the Effective Time in exchange for a one-time cash payment in an amount equal to (i) the number of Seller Options he or she currently holds, times (ii) the differential between the exercise price of his or her Seller Options and $11.00; provided, however, that Option Cash-Out Agreements from any holders of Seller Options that are not directors or Executive Officers of Seller or the Bank may be sought following the execution of this Agreement. Simultaneously herewith, each of the directors and Executive Officers of Seller or the Bank that hold Seller Options shall have entered into an Option Cash-Out Agreement.

(g)                                  Seller shall use its reasonable best efforts to cause each of Seller’s directors to execute and deliver a Non-Compete Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E.

(h)                                 Seller shall use its reasonable best efforts to cause each of Seller’s Executive Officers and directors to execute and deliver a Support Agreement dated as of the date hereof in the form of Exhibit F pursuant to which he or she will vote his or her shares of Seller Common Stock in favor of this Agreement and the transactions contemplated hereby.

(i)                                     No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11.  No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

7.10                        Section 16 Matters.

Prior to the Effective Time, Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.10.

7.11                        Indemnification.

(a)                                 For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time

(including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b)                                 Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller’s D&O Policy.  The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.  Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium for Seller’s D&O Policy (the “Premium Multiple”).  If Buyer is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Buyer shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c)                                  Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing.  In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)                                 If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any

Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)                                  The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1                               Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                                 Shareholder Approval.  The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Incorporation and Bylaws.  The holders of Buyer Common Stock shall have approved the Buyer Share Issuance by the Requisite Buyer Shareholder Vote, as and to the extent required by Law.

(b)                                 Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)                                  Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.  Seller shall have obtained the Consents listed in Section 8.1(b) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)                                 Registration Statement.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)                                  Legal Proceedings.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)                                   Exchange Listing.  Buyer shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

8.2                               Conditions to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Merger Sub pursuant to Section 10.6(a):

(a)                                 Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                                  Officers’ Certificate.  Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d)                                 Secretary’s Certificate.  Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller; (iii) a copy of the bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the articles of incorporation of the Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of the Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that the Bank is an insured depository institution.

(e)                                  Officer Service Agreements; Cash-Out Agreements; Non-Compete Agreements; Support Agreements. The Officer Service Agreements in the forms attached hereto as Exhibit B-1, B-2, B-3, B-4, B-5, B-6, B-7 and B-8 shall have been executed by the proposed respective parties thereto (and such parties shall not have advised the Buyer that they intend to breach any such agreements) and delivered to Buyer.  The Warrant Cash-Out Agreements and the Stock Option Cash-Out Agreements in the forms attached hereto as Exhibits C and D, respectively, shall have been executed by each holder of Seller Warrants or Seller Stock Options that is a director or Executive Officer of Seller or the Bank, respectively, and delivered to Buyer, and Seller shall have complied in all material respects with Section 7.9(e) and 7.9(f). The Non-Compete Agreements in the form attached hereto as Exhibit E shall have been executed by the members of the Seller’s Board (other than any such members who will serve, as of the Effective Time, as members of the Board of Directors of Buyer) and delivered to Buyer.  The Support Agreements in the form attached hereto as Exhibit F shall have been executed by each of the directors and Executive Officers and delivered to Buyer.  Each of the directors and Executive Officers shall have executed claims letters in the form attached hereto as Exhibit G and delivered the same to Buyer.

(f)                                   Notices of Dissent.  Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.

(g)                                  Shareholders Equity; Allowance for Loan Losses.  At the Effective Time, Seller’s shareholders’ equity shall not be less than the Equity Floor.  The “Equity Floor” is an amount equal to $300,000 less than the amount reported in Seller’s June 2013 month-end financial report, without giving effect to (i) reasonable expenses incurred by Seller in connection with the Merger, or (ii) accumulated other comprehensive income.  Seller and the Bank shall maintain the Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of the Bank and used in the preparation of the Seller Financial Statements.

(h)                                     Exercise of Warrants or Options.  The directors and Executive Officers of Seller or the Bank shall not have exercised any Seller Warrants or Seller Options held by such persons following the execution of this Agreement.

(i)                                         No Material Adverse Effect.  There shall not have occurred any Seller Material Adverse Effect from the June 30, 2013 balance sheet to the Effective Time with respect to Seller or the Bank.

(k)                                       Bank Merger.  The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

8.3                               Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):

(a)                                 Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer or Merger Sub set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Buyer and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                                  Officers’ Certificate.  Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relates to Buyer or Merger Sub and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d)                                 Secretary’s Certificate.  Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Buyer; (iii) a copy of the bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the Articles of Incorporation of the Merger Sub as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Merger Sub, (vii) a copy of the bylaws of the Merger Sub as in effect from the date of this Agreement until the Closing Date, (viii) a copy of the consent of Merger Sub’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (ix) a copy of the Articles of Incorporation of First Community as in effect from the date of this Agreement until the Closing Date, (x) a copy of the bylaws of First Community as in effect from the date of this Agreement until the Closing Date, (xi) a certificate of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of First Community, and (xii) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that First Community is an insured depository institution.

(e)                                  Payment of Merger Consideration.  Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)                                   No Material Adverse Effect.  There shall not have occurred any Buyer Material Adverse Effect from the June 30, 2013 balance sheet to the Effective Time with respect to Buyer or Merger Sub.

ARTICLE 9
TERMINATION

9.1                               Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement or the Buyer Share Issuance by the shareholders of Seller and/or Buyer, as applicable, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                 By mutual written agreement of Buyer and Seller; or

(b)                                 By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)                              By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the Requisite Seller Shareholder Vote is not obtained at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon, or (iv) or the Requisite Buyer Shareholder Vote is not obtained at Buyer’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)                                 By Buyer or Seller in the event that the Merger shall not have been consummated by April 30, 2014, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)                                  By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller Board shall have made an Adverse Recommendation Change; (ii) the Seller’s Board shall have failed to reaffirm the Seller Recommendation within ten business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Seller shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)                                   By Seller, prior to the Requisite Seller Shareholder Approval (and provided that Seller has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3, in order to enter into a Superior Proposal; or

(g)                                  By Seller, at any time during the three business day period commencing on the Determination Date, if the Final Buyer Stock Price is less than $7.54; provided, however, that if the Seller refuses to consummate the Merger pursuant to this Section 9.1(g), it shall give prompt written notice to Buyer; and provided, further, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period.  During the three business day period commencing with its receipt of such notice, Buyer shall have the option to elect to either (i) increase the Exchange Ratio so that it is equal to 1.2972 multiplied by the quotient of $7.54 divided by the Final Buyer Stock Price, or (ii) pay, as part of the Merger Consideration, to each recipient of Stock Consideration an additional amount equal to (x) $7.54 minus the Final Buyer Stock Price, multiplied by (y) the number of shares of Buyer Common Stock to be received by such recipient as Stock Consideration (the “Additional Cash Payment”). If Buyer makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio or the Additional Cash Payment, as applicable, whereupon no termination shall be deemed to have occurred pursuant to this section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this section, and any references in this Agreement to the Stock Consideration shall thereafter include the Additional Cash Payment as set forth in this section.  If the Buyer declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, similar transaction between the date of this Agreement and the Determination Date, the prices for Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h)                                 By Buyer if at any time during the three business day period commencing on the Determination Date, if the Final Buyer Stock Price is greater than $11.78; provided, however, that if the Buyer refuses to consummate the Merger pursuant to this Section 9.1(h), it shall give prompt written notice to Seller; and provided, further, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period.  During the three business day period commencing with its receipt of such notice, Seller shall have the option to elect to decrease the Exchange Ratio so that it is equal to 1.0618 multiplied by the quotient of $11.78 divided by the Final Buyer Stock Price. If Seller makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to Buyer of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this section.  If the Buyer declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, similar transaction between the date of this Agreement and the Determination Date, the prices for Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

9.2                               Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3                               Termination Fee.

(a)                                 If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $1,500,000 (the “Termination Fee”).  The Termination Fee shall be paid to Buyer in same day funds.  Seller hereby waives any right to set-off or counterclaim against such amount.

(b)                                 In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Seller, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 9.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Seller or Buyer pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is twelve (12) months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds.  Seller hereby waives any right to set-off or counterclaim against such amount.

(c)           The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4          Non-Survival of Representations and Covenants.

Except for Article 2, Sections 7.6(b), 7.8, 7.9, and 7.12, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1        Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Additional Cash Payment” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Affiliate” of a Person means:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” means Savannah River Banking Company, a South Carolina state bank and a wholly owned Subsidiary of Seller.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $1.00 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of June 30, 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 2013, and for each of the three fiscal years ended December 31, 2012, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to June 30, 2013.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer.  Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Options” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Buyer’s Shareholders’ Meeting” means the meeting of Buyer’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Buyer Share Issuance” means the issuance of Buyer Common Stock upon conversion of the Seller Common Stock pursuant to Section 3.1(a)(ii) of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Converted Options” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Converted Warrants” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” shall mean the fifth business day immediately prior to the date on which the Effective Time is to occur.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Floor” shall have the meaning as set forth in Section 8.2(h) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Executive Officer” shall have the meaning as set forth in Section 7.9(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond or Federal Reserve Bank of Atlanta, as applicable.

“Final Buyer Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of Buyer Common Stock on The Nasdaq Capital Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) during the Measurement Period.

“First Community” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“GBCC” shall mean the “Georgia Business Corporation Code.”

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs):  (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 10 consecutive Trading Days ending on the fifth business day immediately prior to the date on which the Effective Time is to occur (such day, the “Determination Date”).

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the introduction of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Competition Agreement” shall have the meaning as set forth in Section 7.9(e) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Seller, Buyer or Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer or Seller Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the NASD, the South Carolina State Board of Financial Institutions, the Georgia Department of Banking and Finance, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Event” shall have the meaning as set forth in Section 4.15(h) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Buyer Shareholder Vote” shall have the meaning as set forth Section 5.2(a) of the Agreement.

“Requisite Seller Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Merger” shall have the meaning as set forth in Section 1.5(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the introduction of the Agreement.

“Seller Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller’s Board” shall mean the Board of Directors of Seller.

“Seller Common Stock” means the no par value common stock of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Seller D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Savannah River Financial Corporation Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“Seller Financial Advisor” means Allen C. Ewing & Co.

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of June 30, 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 2013, and for each of the three fiscal years ended December 31, 2012, as filed by Seller with the Federal Reserve, (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Seller with the Federal Reserve with respect to periods ended subsequent to June 30, 2013.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees.

“Seller Options” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Seller Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller.  As of the date of this Agreement, Seller has only one Subsidiary, the Bank.

“Seller Warrants” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the director or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller’s Board (after consultation with the Seller Financial Advisor and the Seller’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the Company Shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Support Agreements” shall have the meaning as set forth in Section 8.2(f) of the Agreement.

“Surviving Corporation” means Seller as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a)(ii) of the Agreement.

“Trading Day” means any day on which shares of Buyer Common Stock are traded, as reported on the Nasdaq Capital Market.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)                                 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2                        Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

10.3                        Brokers and Finders.

Except for Seller Financial Advisor as to Seller, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller, Buyer or Merger Sub, each of Seller, Buyer, and Merger Sub, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim.  Seller has provided a copy of Seller Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4                        Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.12.

10.5                        Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement or the Buyer share Issuance has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

10.6                        Waivers.

(a)                                 Prior to or at the Effective Time, Buyer and Merger Sub, acting through their respective boards of directors, chief executive officers, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer and Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer and Merger Sub.

(b)                                 Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)                                  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7                        Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8                        Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer or Merger Sub:                                                                            First Community Corporation

5455 Sunset Blvd.

Lexington, SC 29072

Attention:  Michael C. Crapps

Email:

Copy to Counsel:                                                                                                 Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, SC 29601

Attention:  John M. Jennings

Neil E. Grayson

Seller:                                                                                                                                                               Savannah River Financial Corporation

3638 Walton Way Extension

Augusta, GA 30909

Attention:  J. Randolph Potter

Copy to Counsel:                                                                                                 Bryan Cave LLP

One Wells Fargo Center

301 S. College Street, Suite 3400

Charlotte, NC 28202

Attention: B.T. Atkinson

10.9                        Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10                 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11                 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12                 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13                 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14                 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST COMMUNITY CORPORATION
(BUYER)

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

SRMS, INC.
(MERGER SUB)

By:	/s/ Michael C. Crapps
Michael C. Crapps
Chief Executive Officer

SAVANNAH RIVER FINANCIAL CORPORATION
(SELLER)

By:	/s/ J. Randolph Potter
J. Randolph Potter
Chief Executive Officer

Exhibit A

AGREEMENT OF MERGER

OF

SAVANNAH RIVER BANKING COMPANY

WITH AND INTO

FIRST COMMUNITY BANK

THIS AGREEMENT OF MERGER, dated as of August       , 2013 (this “Agreement”), is made and entered into between First Community Bank, a South Carolina state bank (“First Community”), and Savannah River Banking Company, a South Carolina state bank (“SRBC”).

WITNESSETH:

WHEREAS, First Community, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 5455 Sunset Blvd., Lexington, South Carolina, has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which 6,841,152 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Savannah River Banking Company, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 407 Silver Bluff Road, SW, Aiken, South Carolina, has authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share, of which 2,250,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, First Community Corporation (the holding company of First Community) (“Parent”) and Savannah River Financial Corporation (the holding company of SRBC) (“SRBC Parent”) are parties to that certain Agreement and Plan of Merger, dated as of August       , 2013 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, a wholly-owned subsidiary of Parent shall merge with and into SRBC Parent (the “Parent Merger”), whereby SRBC Parent shall be the surviving corporation and shall be a wholly-owned subsidiary of Parent (until it is subsequently merged with and into Parent, with Parent as the surviving corporation);

WHEREAS, the respective boards of directors of First Community and SRBC, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parites hereto do hereby agree as follows:

1 — THE MERGER

1.1                               Merger; Surviving Bank

Subject to the terms and conditions of this agreement, as the Effective Time (as hereinafter defined), SRBC shall be merged with and into First Community, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of SRBC shall cease.  First Community shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”).  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2                               Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of First Community, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of First Community, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3                               Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by First Community and SRBC, subject to the approval of the Federal Deposit Insurance Corporation (the “FDIC”), or such other time and date as shall be provided by applicable law or regulation.  The date and time of such effectiveness is referred to as the “Effective Time.”

1.4                               Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5                               Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 5455 Sunset Blvd., Lexington, South Carolina, and at legally established branches.

1.6                               Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of First Community immediately prior to the Effective Time and J. Randolph Potter, Paul S. Simon and E. Leland Reynolds.  Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

2 - TREATMENT OF SHARES

2.1                               Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of SRBC common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of First Community common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

3 - CONDITIONS PRECEDENT

3.1                               Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                Shareholder Approval.  The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of First Community and SRBC in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

(b)                                Regulatory Approvals.  The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c)                                 No Injunctions or Restraints.  There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d)                                Parent Merger.  The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

4 — TERMINATION AND AMENDMENT

4.1                               Termination

Notwithstanding the approval of this Agreement by the shareholders of First Community or SRBC, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2                               Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

5 - MISCELLANEOUS

5.1                               Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2                               Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of SRBC or otherwise carry out the provisions hereof, the proper officers and directors of SRBC, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of SRBC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4                               Successors and Assigns

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5                               Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

FIRST COMMUNITY BANK

By
Name:
Title:

SAVANNAH RIVER BANKING COMPANY

By
Name:
Title:

[Signature Page to Agreement of Merger]

Exhibit B-1

SAVANNAH RIVER BANKING COMPANY

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is effective as of August       , 2013 by and between SAVANNAH RIVER BANKING COMPANY (the “Bank”) a South Carolina state bank, and J. Randolph Potter (the “Executive”) a resident of the State of South Carolina. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

WITNESSETH:

(i)                                     WHEREAS, the Bank considers it essential to its operations that certain key officers and Executives be retained from the date of the execution of the Merger Agreement until the Effective Time of the merger of Savannah River Financial Corporation, a Georgia corporation and the bank holding company of the Bank, with and into First Community Corporation, a South Carolina corporation (the “Merger”); and

WHEREAS, the Bank recognizes that the Merger and the period of transition leading up to the Merger could be a distraction to the Executive and could cause the Executive to consider alternative employment opportunities; and

WHEREAS, the Bank has determined that it is in the best interests of the Bank to assure that the Bank will have the continued dedication, efforts and services of the Executive to motivate the Executive to maximize the value of the Bank through the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Executive, each intending to be legally bound, agree to the following terms and conditions:

Section 1                                             Retention Payment.

(a)                                 Subject to the terms of this Agreement, the Executive shall be entitled to receive a lump sum payment in the amount of $160,000.00 (less applicable withholdings and deductions) (the “Retention Payment”) to induce the Executive to maintain continuous full-time employment with the Bank until immediately prior to the Effective Time of the Merger.  Subject to the terms of this Agreement specifically including Section 1(f) below, the Retention Payment shall be paid to the Executive as of immediately prior to the Effective Time of the Merger and upon such payment, this Agreement is terminated.

(b)                                 If prior to the Effective Time, the Executive’s employment with the Bank terminates, then no Retention Payment shall be paid to the Executive unless the Bank terminates the Executive without cause or the Executive terminates with good reason.

(c)                                  For purposes of this Section 1, “good reason” with respect to the Executive shall mean as defined by Treasury Regulation § 1.409A-1(n)(2)(ii). If the Executive desires to terminate this Agreement for good reason, he must deliver a notice of termination within a 90 day period

B-1-1

beginning on the good reason event and the Bank shall have not less than 30 days to remedy this condition. If the Bank does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive delivery of his notice of termination. The notice of termination from the Executive must specify an effective date of termination, indicate the specific termination provision in this Agreement relied upon, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(d)                                 For purposes of this Section 1, “cause” with respect to the Executive shall consist of any of (A) the commission by the Executive of a willful act, (including, without limitation, a personally dishonest or fraudulent act or act of incompetence) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Bank (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement, (D) the receipt of any form of notice, written or otherwise, that any bank or thrift regulatory agency having jurisdiction over the Bank intends to institute any form of formal (e.g., a final cease-and-desist order) or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Bank or the Bank (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Bank’s compliance with the purpose of the action or would materially assist the Bank in avoiding or reducing the restrictions or adverse effects to the Bank related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Bank’s best interest; (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement; or (G) the Executive’s breach of fiduciary duty involving personal profit.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

(e)                                  Notwithstanding anything in this Agreement to the contrary, if the Merger does not occur for any reason, the Executive has no right to the Retention Payment, and if the Retention Payment has been paid to the Executive, then Executive will promptly repay the Retention Payment to the Bank.

Section 2                                             Miscellaneous Provisions.

(a)                                 No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

B-1-2

(b)                                 All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(c)                                  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and to this end the provisions of this Agreement are declared to be severable.

(d)                                 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

(e)                                  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f)                                   This Agreement does not modify or supersede that certain employment agreement between the Executive and the Bank dated                      , 2012 or any of its terms.

(g)                                  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4).

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

SAVANNAH RIVER BANKING COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Name:	J. Randolph Potter

B-1-3

Exhibit B-2

FIRST COMMUNITY BANK

EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement (the “Agreement”) is entered into as of August         , 2013 by and between First Community Bank (the “Bank”), a South Carolina state bank, and J. Randolph Potter (the “Consultant”), a resident of the state of South Carolina and the Chief Executive Officer of Savannah River Financial Corporation, a bank holding company, and its subsidiary Savannah River Banking Company, a South Carolina state bank (collectively referred to as “Savannah River”).  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

WITNESSETH:

WHEREAS, the Bank desires to retain the Consultant following the Merger to provide continued oversight of banking operations in the Aiken, South Carolina and Augusta, Georgia markets, as well to help insure a successful merger and to aid in coordinating the transition of customers, employees, and shareholders, potentially to provide input into certain credit decisions, and activities in the Greenville, South Carolina loan production office to include production of loans, potential recruitment of additional staff in Greenville as well as input into a future expansion into the Upstate of South Carolina;

WHEREAS the Consultant desires to accept such engagement on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Consultant, each intending to be legally bound, agree to the following terms and conditions:

Section 1                                             Engagement; Consultant Relationship; Duties.

The Bank hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Bank, consulting services to the Bank during the Term (as defined below) in connection with the business of the Bank.  The Consultant shall report to the Chief Executive Officer of the Bank or to such other person(s) as the Chief Executive Officer shall designate.  This is a services contract for the services of the Consultant.  The Consultant shall devote substantially all of his business time and efforts to the performance of services for the Bank as designated by the Chief Executive Officer of the Bank, provided any such services so designated shall be reasonably consistent with the responsibilities described in the first recital of this Agreement or otherwise consistent with the Consultant’s responsibilities during his employment with Savannah River immediately prior to the Merger.  The Consultant shall complete the services, as designated from time to time, within the time frames for completion as reasonably established by the Chief Executive Officer.  The Consultant shall use his best efforts in such endeavors.  The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

B-2-1

Section 2                                             Term and Termination.

This Agreement shall become effective automatically immediately prior to the Effective Time. The term of the consulting services to be provided pursuant to this Agreement shall commence on the later of January 1, 2014 and the effective time of the Merger (the “Effective Time”) and shall continue until the earliest of (i) the close of business on the last business day immediately preceding the first anniversary of the Effective Time of the Merger (the “Term”); (ii) the Consultant’s death; or (iii) the Consultant’s Disability.

Section 3                                             Compensation.

During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Bank shall pay the Consultant the sum of Thirteen Thousand Three Hundred Thirty Three and 33/100 Dollars ($13,333.33) per month or the pro rata portion of a month based on the number of business days for which the Consultant provides services to the Bank, and payments will be made approximately every month in arrears at the same time as the Bank processes its periodic payroll disbursements, or on a more frequent basis upon presentation of an invoice from the Consultant if circumstances warrant.  All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. In addition, for the Term of this Agreement, the Bank shall no less frequently than monthly pay the Consultant an amount equal to the cost of the Consultant’s Medicare and Medicare supplement (not to exceed a total of $750 per month during the Term of this Agreement).  The Bank’s payments of such amounts shall be treated as taxable income to the Consultant and reported to the relevant taxing authorities as such.

Section 4                                             Expenses.

In addition, the Consultant shall be reimbursed by the Bank for reasonable business expenses, in accordance with Bank policies, incurred by Consultant in providing services to the Bank during the Term.  The Bank’s obligation to reimburse the Consultant pursuant to this Paragraph shall be subject to the prompt presentation to the Chief Executive Officer, or his designee(s), by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Bank in effect from time to time.  The Bank shall pay such reimbursements as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

Section 5                                             Independent Contractor.

The Consultant is an independent contractor providing services to the Bank.  The Consultant will be granted no policymaking authority by the Bank and the Consultant is not an agent of the Bank and shall have no right to bind the Bank, except as expressly and duly authorized by affirmative action of the Chief Executive Officer or Board of Directors of the Bank.  The Bank, as appropriate, will report all payments to be made hereunder on IRS Forms 1099 as payments to the Consultant for independent contracting services.  The Consultant shall not be entitled to participate in any employee benefits plans or programs of the Bank.  The Bank

B-2-2

shall not carry worker’s compensation insurance to cover the Consultant.  The Bank shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits (other than those described in Section 3 above) that might be expected in an employer-employee relationship.

Section 6                                             No Assignment.

The Consultant cannot subcontract his duties or cause any other person or entity to perform his services.  The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank.  Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

Section 7                                             Confidentiality.

All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Consultant during the Term of this Agreement or prior to this Term during Consultant’s services as an officer of Savannah River are confidential to and are and will remain the sole and exclusive property of the Bank.  Except to the extent necessary to perform the duties assigned to the Consultant by the Bank, the Consultant will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Consultant to lose its character or cease to qualify as Confidential Information or Trade Secrets.  Upon request by the Bank, and in any event upon termination of the engagement of the Consultant with the Bank for any reason, as a prior condition to receiving any final compensation hereunder, the Consultant will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Consultant’s custody, control or possession.  The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Bank or developed by the Consultant prior to or after the date hereof.  The covenants restricting the use of Confidential Information will continue and be maintained by the Consultant for a period of two years following the termination of this Agreement.  The covenants restricting the use of Trade Secrets will continue and be maintained by the Consultant following termination of this Agreement for so long as permitted by applicable state law.

Section 8                                             Work Product.

The Consultant acknowledges that all innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Bank or its affiliates (including Savannah River), research and development or existing or future products or services and which are conceived, developed or made by the Consultant while providing services to the Bank and its affiliates’, or while the Consultant provided services to Savannah River (collectively, “Work Product”) belong to the

B-2-3

Bank or such affiliates (as applicable).  The Consultant shall promptly disclose such Work Product to the Chief Executive Officer and perform all actions reasonably requested by the Bank (whether during the Term of this Agreement or thereafter) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

Section 9                                             Return of Property.

On the expiration of the Term of any earlier termination of this Agreement for any reason, or at any time during the Term of this Agreement, on the request or direction of the Bank, the Consultant will immediately deliver to the Bank any or all equipment, property, material, Confidential Information, Trade Secrets, Work Product or copies thereof which are owned by the Bank and are in Consultant’s possession or control.  This includes documents or other information prepared by Consultant, on Consultant’s behalf or provided to Consultant in connection with Consultant’s duties while serving as a consultant to the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  Consultant hereby warrants that Consultant will not retain in any form such documents, Confidential Information, Trade Secrets, Work Product or other information or copies thereof.  Consultant may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Section 10                                      Agreement Not to Compete.

The Consultant agrees that commencing on the Effective Time and continuing for a period of one year following the expiration of the Term or any earlier termination of this Agreement (the “Non-Competition Term”), the Consultant will not (except on behalf of or with the prior written consent of the Bank, which consent may be withheld in Bank’s sole discretion), within a radius of 15 miles from any office or loan production office maintained by the Bank or its affiliates (including Savannah River), as of the Effective Time (the “ Restricted Area”), either directly or indirectly, on the Consultant’s own behalf, or in the service of or on behalf of others, provide services of a similar type or nature as the Consultant performs for the Bank, or performed for Savannah River during the two year period immediately prior to the Merger, to any person, firm, corporation, joint venture or other business entity which is engaged, during the Consultant’s provision of services to the Bank, in any line of trade or business conducted by the Bank and/or one or more of its affiliates as of the applicable date for which the business of the Bank is being determined and, for any period following the expiration of this Agreement, any line of trade or business conducted by the Bank and/or one or more of its affiliates at the time of such expiration (the “Business of the Bank”).  For purposes of this Paragraph, the Consultant acknowledges and agrees that the Business of the Bank is conducted in the Restricted Area.

Section 11                                      Agreement Not to Solicit Customers.

The Consultant agrees that during the Non-Competition Term, the Consultant will not, either directly or indirectly, on the Consultant’s own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any business from any of the customers of the Bank or an affiliate, including prospective customers actively sought

B-2-4

by the Bank or an affiliate (including Savannah River), with whom the Consultant has or had Material Contact while this Agreement was in effect or while Consultant was an officer of Savannah River, for the purpose of offering products or services that are competitive with those of the type conducted, authorized, offered, or provided by the Bank and/or one or more of its affiliates in connection with the Business of the Bank.

Section 12                                      Agreement Not to Solicit Employees.

The Consultant agrees that during the Non-Competition Term, the Consultant will not, either directly or indirectly, on the Consultant’s own behalf or in the service of or on behalf of others, solicit, or attempt to solicit, for employment or services, any employee of the Bank or an affiliate with whom the Consultant has had Material Contact during the Consultant’s engagement hereunder or during Consultant’s service as an officer of Savannah River.

Section 13                                      Remedies and Enforceability.

The Consultant agrees that the covenants and agreements contained in Paragraphs 8 through 13 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the Business of the Bank; that the Bank is engaged in and throughout the Restricted Area in the Business of the Bank; that the Consultant has access to and knowledge of the Bank’s business and financial plans; that irreparable loss and damage will be suffered by the Bank should the Consultant breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Bank shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Consultant of any of such covenants or agreements. In the event that any provision of Paragraphs 8 through 13 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Section 14                                      Contracts or Other Agreements with Former Employer or Business.

The Consultant represents that he is not and will not become a party to any non-competition agreement or non-solicitation agreement or any other agreement which would prohibit him from entering into this Agreement or prohibit or impair his ability to provide the services for the Bank contemplated by this Agreement on or after the Effective Time.

Section 15                                      Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any other restrictions stated in this Agreement, any compensation or other benefits paid to the Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the

B-2-5

Bank.  The Consultant agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Consultant are limited, shall not be a breach of this Agreement by the Bank.  In the event that the Bank is required to make any adjustment to the Consultant’s compensation or benefits in order to comply with any applicable legal and regulatory requirements, such changes shall be made in a manner such that, to the maximum extent legally possible, the Consultant is put in the same economic position as he would have been absent such regulatory restriction or intervention.

Section 16                                      Modification of Agreement.

This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

Section 17                                      Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:	5455 Sunset Blvd.
Lexington, SC 29072
Facsimile Number: (803) 951-0501
Attention: Michael C. Crapps

If to the Consultant:	J. Randolph Potter
19 Pristine Drive
Greer, SC 29650

All notices, requests, waivers and other communications may also be sent to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified; (iii) five business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (iv) two business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten days’ written notice of the new address in the manner set forth above.

Section 18                                      Waiver of Breach.

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

B-2-6

Section 19                                      Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Bank.

Section 20                                      Successors, Binding Agreement.

Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns.

Section 21                                      Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 22                                      Survival of Obligations.

The duties and obligations contained in Paragraphs 3, 4, and 7 through 13 shall survive the expiration or termination of this Agreement.

Section 23                                      Multiple Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Section 24                                      Tax Withholding; Indemnification.

By reason of the Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to the Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of the Consultant pursuant to this Paragraph.

Section 25                                      Applicable Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

B-2-7

Section 26.                                   Headings; Capitalized Terms.

The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever used in this Agreement, the following capitalized terms and their variant forms shall have the meanings set forth below:

(a)                                 “Confidential Information”  means data and information: (i) relating to the Business of the Bank and/or one or more of its affiliates, regardless of whether the data or information constitutes a trade secret as that term is defined in South Carolina Code Section 39-8-20(5); (ii) disclosed to the Consultant or of which the Consultant became aware of as a consequence of the Consultant’s relationship with the Bank and/or one or more of its affiliates (including his relationship with Savannah River prior to the Term); (iii) having value to the Bank and/or one or more of its affiliates; (iv) not generally known to competitors of the Bank and/or one or more of its affiliates; and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information;  provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Bank and/or one or more of its affiliates, except where such public disclosure has been made by the Consultant without authorization from the Bank and/or one or more of its affiliates; (2) which has been independently developed and disclosed by others without breach of a confidentiality obligation; or (3) which has otherwise entered the public domain through lawful means.

(b)                                 “Disability” means that the Consultant’s inability to perform the essential services contemplated by this Agreement for a period of 90 or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Bank.

(c)                                  “Material Contact” means the contact between the Consultant and each customer or potential customer: (i) with whom or which the Consultant dealt on behalf of the Bank and/or one or more of its affiliates; (ii) whose dealings with the Bank and/or one or more of its affiliates were coordinated or supervised by the Consultant; (iii) about whom the Consultant obtained Confidential Information in the ordinary course of business as a result of the Consultant’s association with the Bank and/or one or more of its affiliates; or (iv) who receives products or services authorized by the Bank and/or one or more of its affiliates, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Consultant within two years prior to the determination date.

(d)                                 “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signature Page Follows]

B-2-8

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

FIRST COMMUNITY BANK

By:
Name:
Title:

CONSULTANT

By:
Name:	J. Randolph Potter

B-2-9

Exhibit B-3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August         , 2013, is made by and between First Community Bank, a South Carolina state bank (the “Bank” or the “Employer”), which is a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Jeff P. Spears, an individual resident of Georgia (the “Executive”). This Agreement shall become effective automatically upon the consummation (the “Effective Time”) of the Merger (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Savannah River Financial Corporation (“SRFC”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into SRFC, and in which Savannah River Banking Company (“SRBC”) will merge with and into the Bank, with the Company and the Bank as the surviving entities (the “Merger”);

WHEREAS, the Executive presently serves as President of SRBC and will continue to do so on behalf of SRBC until the Effective Time of the Merger;

WHEREAS, the Employer desires the Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 17 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as Regional President of the Bank upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s Bylaws or assigned by the Bank’s board of directors (collectively, the “Board”) or Chief Executive Officer from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.  The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

2.              Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence at the Effective Time and be for a term of three years (the “Initial Term”).  At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

B-3-1

3.              Compensation and Benefits.

(a)         The Employer shall pay the Executive a rate of annual base salary of not less than $201,700 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.  The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer.  The Executive’s salary shall be reviewed at least annually.

(b)         Upon the Effective Date, the Executive shall receive a grant of a number of shares of restricted stock of the Company equal to the quotient of $195,700 divided by the Final Buyer Stock Price (as defined in the Merger Agreement).  These shares of restricted stock shall vest in three equal annual amounts on the first, second, and third anniversaries of the Effective Time if the Executive is still employed with the Employer on such dates, and shall otherwise be subject to a restricted stock agreement substantially in the form filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 21, 2012.

(c)          The Executive shall participate in all retirement, health, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes similarly situated employees of the Employer.

(d)         The Employer shall provide the Executive with death benefits currently totaling $988,957, subject to change in accordance with the SRBC BOLI plan, payable to the Executive’s spouse and heirs, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy.

(e)          The Employer shall pay the dues pertaining to the Executive’s memberships in the Augusta Country Club, the Palmetto Golf Club, the Pinnacle Club, and the Green Boundary Club for so long as the Executive remains the Regional President of the Employer and this Agreement remains in force.  In addition, the Employer shall maintain a corporate membership in and pay the dues pertaining to Sage Valley Golf Club, for which the Executive shall be listed as its designated member but as to which the Executive shall not be liable for any taxes associated with such corporate membership.

(f)           The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive’s duties which are incurred and accounted for in accordance with the normal practices of the Employer, including, but not limited to, cell phone expense of up to $50 per month.  The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(g)          The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s Benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave.  The Employer’s current policy would provide the Executive with four weeks of annual paid time off, and would allow the Executive to carry forward one week of paid time off into the following calendar years. Under the Employer’s current policy, at the Executive’s tenth service anniversary with Employer (including for purposes of this calculation, the Executive’s years of service with SRBC), Executive would begin to accrue one extra day of paid time off per year of subsequent service for each of the following five years (up to an aggregate maximum of five weeks of annual paid time off). In addition, Executive shall be permitted to carry over accrued, but unused paid time off earned as an executive of SRBC prior to the Merger (including up to one week of accrued but unused paid time off carried over from the year prior to the year of this Agreement, consistent with the Employer’s current policy).

(h)         The Executive shall be eligible to receive cash bonuses based on the Executive’s

B-3-2

achievement of specified goals and criteria.  These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board of Directors.  Unless otherwise set forth in a bonus plan that complies with Section 409A, any bonus payment made pursuant to this Section 3(h) shall be made not later than 70 days after the end of the year for which the bonus was earned by the Executive or, if earlier, the first pay period following the Employer’s press release announcing its previous year’s financial performance if the bonus payment is earned based on such financial performance.

4.              Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)         The Executive’s employment under this Agreement will be terminated upon the death of the Executive.  In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Employer shall also pay the Executive’s estate any bonus earned through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).  Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive’s death. Amounts payable to the Executive’s estate shall not be reduced or otherwise affected by the proceeds of the life insurance policy provided by the Employer pursuant to Section 3(d) of this Agreement.

(c)          The Employer may terminate the Executive’s employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).  Nothing herein shall prohibit the Employer from hiring an acting Regional President prior to the expiration of this 180-day period.

(d)         The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive.  If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          The Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive.  The following Sections 4(e)(i) and 4(e)(ii) are subject to the provisions of Section 4(j) below.

(i)                                     If the Executive’s employment is terminated without Cause under Section 4(e) prior to a Change in Control, or more than six months following a Change in Control,

B-3-3

then this Section 4(e)(i) shall apply.  In the event of such a termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  Subject to the possibility of a six-month delay described in Section 20,

(A) upon the 60th day following the date of such termination, the Employer will pay to the Executive an amount equal to two months of the Executive’s monthly base salary as in effect immediately prior to his termination of employment; and

(B) thereafter on the first day of the month for the next 10 months (or, if such termination without Cause under this Section 4(e)(i) is prior to both a Change in Control and the third anniversary of the Effective Time, then for the next 22 months), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment.

Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).

(ii)                                  If the Executive’s employment is terminated without Cause under Section 4(e) during the period beginning with the occurrence of a Change in Control and ending on the six-month anniversary of the Change in Control (a “Qualifying Termination”), then this Section 4(e)(ii) shall apply.  In the event of a Qualifying Termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. Furthermore, the Employer shall pay the Executive any bonus earned through the date of such termination.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).

In accordance with the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”) (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”).  In connection with a Qualifying Termination, if Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then the Company will pay the difference between the full COBRA cost of the coverage minus the an active employee’s share of premiums for coverage for the respective plan year, and the Company’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this paragraph shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by Employer.  This paragraph shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans,

B-3-4

programs, or practices following the Executive’s Termination of Employment, including, without limitation, retiree medical and life insurance benefits.

(f)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(g)          Upon the occurrence of a Change in Control prior to a termination of the Executive’s employment, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)                                     within 15 days of the Change in Control, the Employer shall pay the Executive cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by two as well as any bonus earned through the date of the Change in Control, in each case subject to the provisions of Section 4(j) below; and

(ii)                                  the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested, in each case subject to the provisions of Section 4(j) below.

(h)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.  Following the termination of the Executive’s employment, if (and, notwithstanding anything to the contrary in this Agreement, only if) the Executive shall execute within 52 days of the date of termination, a release substantially in the form attached hereto as Exhibit A (and shall not timely revoke during any revocation period provided pursuant to such release, such that such release shall have become effective and enforceable on or before the 60th day after the date of termination), then the Employer shall pay the applicable severance described herein.  In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective and in accordance with the terms hereof.  However, if the 60 day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

(i)             The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from

B-3-5

the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.  If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or key executives to retain common counsel.

(j)            The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that any payments provided for herein constitute “excess parachute payments,” then (notwithstanding anything to the contrary in this Agreement) the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G.  The Covered Payments shall be reduced, if applicable, by the Bank in accordance with Section 409A of the Code and in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.

(k)         If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory

B-3-6

or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings.  If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)                                     pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)                                  reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(l) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.                                      Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future) with the Bank (including, without limitation, SRBC as a predecessor of the Bank).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.                                      Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment with the Employer (including, without limitation, SRBC as a predecessor of the Employer).  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or

B-3-7

customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.                                      Protection of Other Confidential Information.  In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer (including, without limitation, SRBC as a predecessor of the Employer) during his employment and for a period of 24 months following termination of the Executive’s employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s (including, without limitation, SRBC as a predecessor of the Employer) financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer (including, without limitation, SRBC as a predecessor of the Employer) under an obligation of secrecy.

8.                                      Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer (including, without limitation, SRBC as a predecessor of the Employer), its business, or its customers.  Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.                                      Restrictive Covenants.

(a)                             No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.  The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

(b)                                 No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)                                   Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this

B-3-8

Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.  This restriction does not apply following a Change in Control.

(d)                                 Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

10.                               Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.                               Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Columbia County, Georgia.

14.                               Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.                               Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

B-3-9

16.                               Saving Clause.  If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.  The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.  The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement.  The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4.  If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable.  If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material.  If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable.  Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement.  A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.                               Certain Definitions.

(a)                                 “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)                                 “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)                                  “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding

B-3-10

which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

(d)                                  “Change in Control” shall mean the first “change in control event,” as set forth in Treasury Regulation § 1.409A-3(i)(5), with respect to the Executive that occurs after the consummation of the merger of SRBC into the Bank.

(e)                                  “Competing Business” shall mean any entity that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to the Business.

(f)                                   “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(h)                                 “Territory” shall mean a radius of 15 miles from any branch or loan production office of the Employer located in Aiken County, South Carolina, Columbia County, Georgia, or Richmond County, Georgia.

(i)                                     “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)                                    “Terminate,” “terminated,” “termination,” or “Termination” of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

18.       Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

19.       Compliance with Dodd—Frank Wall Street Reform and Consumer Protection Act.  Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd—Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act.

B-3-11

The Executive agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Employer to comply with the terms of the Act.

20.       Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)                                 If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)                                 Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

21.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto (and/or between the Executive and the Company, SRFC, or SRBC) with respect to the subject matter hereof (including, without limitation, any prior employment agreement and any other agreements regarding change in control payments or severance payments and benefits).  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.

B-3-12

22.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

B-3-13

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY BANK

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Jeff P. Spears

B-3-14

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Jeff P. Spears, an individual resident of Georgia (“Employee”), and First Community Bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On                       , 2013, the Bank and Employee entered into an employment agreement (the “Employment Agreement”) governing the relationship between the parties.  Section 4 of the Employment Agreement provides that Employee shall be entitled to certain severance payments if the Employment Agreement is terminated under certain circumstances, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.                                      Termination Date:  The Employee agrees that his employment with the Bank terminated as of                                  (the “Termination Date”).

2.                                      Severance Payments:  Subsequent to his Termination Date, the Bank shall pay severance pay for the Employee as noted in Paragraph 4[applicable clause to be referenced] of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.                                      Legal Obligations

The parties acknowledge that pursuant to Section 4(i) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.                                      Waiver and Release:

a)             Employee unconditionally releases and discharges the Bank, First Community Corporation, entities affiliated with the Bank or First Community Corporation, and the respective current and former officers, directors, shareholders, employees, and agents of the Bank or First Community Corporation (collectively, the “Bank Released Parties”) from any and all causes of action, suits,

B-3-15

damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.  For the avoidance of doubt, Employee is not releasing or discharging (i) any right to enforce Section 4 [applicable clause to be referenced] of the Employment agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

b)                                     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against any of the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with any Bank Released Party or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.                                      Restrictive Covenants and Other Obligations

The parties agree that Section 5 — “Ownership of Work Product,” Section 6 — “Protection of Trade Secret,” Section 7 — “Protection of Confidential Information,” Section 8 — “Return of Materials,” Section 9 — “Restrictive Covenants,” Section 10 — “Independent Provisions,” Section 15 — “Enforcement,” and Section 16 — “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

B-3-16

6.                                      Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.                                      Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.                                      Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.                                      Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be

B-3-17

changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.                               Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.                               Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.                               Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of Georgia and any applicable federal laws.

14.                               Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.                               Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

[INSERT]

16.                               Representations:  Employee acknowledges that:

a)                                     He has read this Agreement and understands its meaning and effect.

b)                                     He has knowingly and voluntarily entered into this Agreement of his own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this

B-3-18

Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)                                      He has been advised to consult with an attorney before signing this Agreement.

f)                                       He has been given up to [21/45] days to consider the terms of this Agreement.

g)                                      He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)                                     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	Jeff P. Spears

As to the Bank:

Date	[Authorized Signatory]

B-3-19

Exhibit B-4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August         , 2013, is made by and between First Community Bank, a South Carolina state bank (the “Bank” or the “Employer”), which is a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Joe E. Lewis, an individual resident of South Carolina (the “Executive”). This Agreement shall become effective automatically upon the consummation (the “Effective Time”) of the Merger (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Savannah River Financial Corporation (“SRFC”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into SRFC, and in which Savannah River Banking Company (“SRBC”) will merge with and into the Bank, with the Company and the Bank as the surviving entities (the “Merger”);

WHEREAS, the Executive presently serves as Aiken Market President of SRBC and will continue to do so on behalf of SRBC until the Effective Time of the Merger;

WHEREAS, the Employer desires the Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 17 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as Aiken Market President of the Bank upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s Bylaws or assigned by the Bank’s board of directors (collectively, the “Board”) or Chief Executive Officer from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.  The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

2.                                      Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence at the Effective Time and be for a term of three years (the “Initial Term”).  At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

B-4-1

3.              Compensation and Benefits.

(a)         The Employer shall pay the Executive a rate of annual base salary of not less than $155,160 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.  The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer.  The Executive’s salary shall be reviewed at least annually.

(b)         Upon the Effective Date, the Executive shall receive a grant of a number of shares of restricted stock of the Company equal to the quotient of $72,750 divided by the Final Buyer Stock Price (as defined in the Merger Agreement).  These shares of restricted stock shall vest in three equal annual amounts on the first, second, and third anniversaries of the Effective Time if the Executive is still employed with the Employer on such dates, and shall otherwise be subject to a restricted stock agreement substantially in the form filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 21, 2012.

(c)          The Executive shall participate in all retirement, health, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes similarly situated employees of the Employer.

(d)         The Employer shall provide the Executive with death benefits, currently totaling $932,924, subject to change in accordance with the SRBC BOLI plan, payable to the Executive’s spouse and heirs, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy.

(e)          The Employer shall pay the dues pertaining to the Executive’s membership in the Houndslake Country Club for so long as the Executive remains the Aiken Market President of the Employer and this Agreement remains in force.

(f)           The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive’s duties which are incurred and accounted for in accordance with the normal practices of the Employer, including, but not limited to, cell phone expense of up to $50 per month.  The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(g)          The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s Benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave.  The Employer’s current policy would provide the Executive with four weeks of annual paid time off, and would allow the Executive to carry forward one week of paid time off into the following calendar years. Under the Employer’s current policy, at the Executive’s tenth service anniversary with Employer (including for purposes of this calculation, the Executive’s years of service with SRBC), Executive would begin to accrue one extra day of paid time off per year of subsequent service for each of the following five years (up to an aggregate maximum of five weeks of annual paid time off). In addition, Executive shall be permitted to carry over accrued, but unused paid time off earned as an executive of SRBC prior to the Merger (including up to one week of accrued but unused paid time off carried over from the year prior to the year of this Agreement, consistent with the Employer’s current policy).

(h)         The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria.  These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board of Directors.  Unless otherwise set forth in a bonus plan that

B-4-2

complies with Section 409A, any bonus payment made pursuant to this Section 3(h) shall be made not later than 70 days after the end of the year for which the bonus was earned by the Executive or, if earlier, the first pay period following the Employer’s press release announcing its previous year’s financial performance if the bonus payment is earned based on such financial performance.

4.              Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)         The Executive’s employment under this Agreement will be terminated upon the death of the Executive.  In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Employer shall also pay the Executive’s estate any bonus earned through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).  Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive’s death.  Amounts payable to the Executive’s estate shall not be reduced or otherwise affected by the proceeds of the life insurance policy provided by the Employer pursuant to Section 3(d) of this Agreement.

(c)          The Employer may terminate the Executive’s employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).  Nothing herein shall prohibit the Employer from hiring an acting Aiken Market President prior to the expiration of this 180-day period.

(d)         The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive.  If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          The Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive.  The following Sections 4(e)(i) and 4(e)(ii) are subject to the provisions of Section 4(j) below.

(i)                                     If the Executive’s employment is terminated without Cause under Section 4(e) prior to a Change in Control, or more than six months following a Change in Control, then this Section 4(e)(i) shall apply.  In the event of such a termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll

B-4-3

practices, which shall mean no less frequently than monthly.  Subject to the possibility of a six-month delay described in Section 20,

(A) upon the 60th day following the date of such termination, the Employer will pay to the Executive an amount equal to two months of the Executive’s monthly base salary as in effect immediately prior to his termination of employment; and

(B) thereafter on the first day of the month for the next 10 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment.

Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).

(ii)                                  If the Executive’s employment is terminated without Cause under Section 4(e) during the period beginning with the occurrence of a Change in Control and ending on the six-month anniversary of the Change in Control (a “Qualifying Termination”), then this Section 4(e)(ii) shall apply.  In the event of a Qualifying Termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. Furthermore, the Employer shall pay the Executive any bonus earned through the date of such termination.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(h).

In accordance with the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”) (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”).  In connection with a Qualifying Termination, if Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then the Company will pay the difference between the full COBRA cost of the coverage minus the an active employee’s share of premiums for coverage for the respective plan year, and the Company’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this paragraph shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by Employer.  This paragraph shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s Termination of Employment, including, without limitation, retiree medical and life insurance benefits.

(f)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  If the Executive terminates his employment under this

B-4-4

provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(g)          Upon the occurrence of a Change in Control prior to a termination of the Executive’s employment, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)                                     within 15 days of the Change in Control, the Employer shall pay the Executive cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by two as well as any bonus earned through the date of the Change in Control, in each case subject to the provisions of Section 4(j) below; and

(ii)                                  the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested, in each case subject to the provisions of Section 4(j) below.

(h)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.  Following the termination of the Executive’s employment, if (and, notwithstanding anything to the contrary in this Agreement, only if) the Executive shall execute within 52 days of the date of termination, a release substantially in the form attached hereto as Exhibit A (and shall not timely revoke during any revocation period provided pursuant to such release, such that such release shall have become effective and enforceable on or before the 60th day after the date of termination), then the Employer shall pay the applicable severance described herein.  In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective and in accordance with the terms hereof.  However, if the 60 day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

(i)             The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this

B-4-5

Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.  If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or key executives to retain common counsel.

(j)            The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that any payments provided for herein constitute “excess parachute payments,” then (notwithstanding anything to the contrary in this Agreement) the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G.  The Covered Payments shall be reduced, if applicable, by the Bank in accordance with Section 409A of the Code and in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.

(k)         If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings.  If the charges underlying the Suspension Action are dismissed, the Bank shall:

B-4-6

(i)                                     pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)                                  reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(l) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.                                      Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future) with the Bank (including, without limitation, SRBC as a predecessor of the Bank).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.                                      Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment with the Employer (including, without limitation, SRBC as a predecessor of the Employer).  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.                                      Protection of Other Confidential Information.  In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or

B-4-7

disclose any Confidential Business Information of the Employer (including, without limitation, SRBC as a predecessor of the Employer) during his employment and for a period of 24 months following termination of the Executive’s employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s (including, without limitation, SRBC as a predecessor of the Employer) financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer (including, without limitation, SRBC as a predecessor of the Employer) under an obligation of secrecy.

8.                                      Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer (including, without limitation, SRBC as a predecessor of the Employer), its business, or its customers.  Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.                                      Restrictive Covenants.

(a)                             No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.  The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

(b)                                 No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)                                   Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.  This restriction does not apply following a Change in Control.

B-4-8

(d)                                 Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

10.                               Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.                               Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

14.                               Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.                               Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.                               Saving Clause.  If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and

B-4-9

shall be enforced.  The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.  The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement.  The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4.  If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable.  If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material.  If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable.  Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement.  A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.                               Certain Definitions.

(a)                                 “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)                                 “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)                                  “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that

B-4-10

is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

(d)                                  “Change in Control” shall mean the first “change in control event,” as set forth in Treasury Regulation § 1.409A-3(i)(5), with respect to the Executive that occurs after the consummation of the merger of SRBC into the Bank.

(g)                                  “Competing Business” shall mean any entity that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to the Business.

(h)                                 “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(h)                                 “Territory” shall mean a radius of 15 miles from any branch or loan production office of the Employer located in Aiken County, South Carolina.

(i)                                     “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)                                    “Terminate,” “terminated,” “termination,” or “Termination” of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

23.       Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

24.       Compliance with Dodd—Frank Wall Street Reform and Consumer Protection Act.  Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd—Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act.  The Executive agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Employer to comply with the terms of the Act.

25.       Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for

B-4-11

the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)                                 If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)                                 Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

26.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto (and/or between the Executive and the Company, SRFC, or SRBC) with respect to the subject matter hereof (including, without limitation, any prior employment agreement and any other agreements regarding change in control payments or severance payments and benefits).  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.

27.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

B-4-12

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY BANK

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Joe E. Lewis

B-4-13

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Joe E. Lewis, an individual resident of South Carolina (“Employee”), and First Community Bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On                       , 2013, the Bank and Employee entered into an employment agreement (the “Employment Agreement”) governing the relationship between the parties.  Section 4 of the Employment Agreement provides that Employee shall be entitled to certain severance payments if the Employment Agreement is terminated under certain circumstances, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.                                      Termination Date:  The Employee agrees that his employment with the Bank terminated as of                                  (the “Termination Date”).

2.                                      Severance Payments:  Subsequent to his Termination Date, the Bank shall pay severance pay for the Employee as noted in Paragraph 4[applicable clause to be referenced] of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.                                      Legal Obligations

The parties acknowledge that pursuant to Section 4(i) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.                                      Waiver and Release:

b)             Employee unconditionally releases and discharges the Bank, First Community Corporation, entities affiliated with the Bank or First Community Corporation, and the respective current and former officers, directors, shareholders, employees, and agents of the Bank or First Community Corporation (collectively, the “Bank Released Parties”) from any and all causes of action, suits,

B-4-14

damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.  For the avoidance of doubt, Employee is not releasing or discharging (i) any right to enforce Section 4 [applicable clause to be referenced] of the Employment agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

b)                                     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against any of the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with any Bank Released Party or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.                                      Restrictive Covenants and Other Obligations

The parties agree that Section 5 — “Ownership of Work Product,” Section 6 — “Protection of Trade Secret,” Section 7 — “Protection of Confidential Information,” Section 8 — “Return of Materials,” Section 9 — “Restrictive Covenants,” Section 10 — “Independent Provisions,” Section 15 — “Enforcement,” and Section 16 — “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

B-4-15

6.                                      Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.                                      Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.                                      Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.                                      Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be

B-4-16

changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.                               Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.                               Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.                               Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of South Carolina and any applicable federal laws.

14.                               Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.                               Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

[INSERT]

16.                               Representations:  Employee acknowledges that:

a)                                     He has read this Agreement and understands its meaning and effect.

b)                                     He has knowingly and voluntarily entered into this Agreement of his own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this

B-4-17

Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)                                      He has been advised to consult with an attorney before signing this Agreement.

f)                                       He has been given up to [21/45] days to consider the terms of this Agreement.

g)                                      He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)                                     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	Joe E. Lewis

As to the Bank:

Date	[Authorized Signatory]

B-4-18

Exhibit B-5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August        , 2013, is made by and between First Community Bank, a South Carolina state bank (the “Bank” or the “Employer”), which is a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Philip R. Wahl II, an individual resident of Georgia (the “Executive”). This Agreement shall become effective automatically upon the consummation (the “Effective Time”) of the Merger (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Savannah River Financial Corporation (“SRFC”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into SRFC, and in which Savannah River Banking Company (“SRBC”) will merge with and into the Bank, with the Company and the Bank as the surviving entities (the “Merger”);

WHEREAS, the Executive presently serves as Augusta Market President of SRBC and will continue to do so on behalf of SRBC until the Effective Time of the Merger;

WHEREAS, the Employer desires the Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 17 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as Augusta Market President of the Bank upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s Bylaws or assigned by the Bank’s board of directors (collectively, the “Board”) or Chief Executive Officer from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.  The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

2.                                      Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence at the Effective Time and be for a term of three years (the “Initial Term”).  At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

B-5-1

3.              Compensation and Benefits.

(a)         The Employer shall pay the Executive a rate of annual base salary of not less than $169,660 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.  The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer.  The Executive’s salary shall be reviewed at least annually.

(b)         Upon the Effective Date, the Executive shall receive a grant of a number of shares of restricted stock of the Company equal to the quotient of $40,000 divided by the Final Buyer Stock Price (as defined in the Merger Agreement).  These shares of restricted stock shall vest in three equal annual amounts on the first, second, and third anniversaries of the Effective Time if the Executive is still employed with the Employer on such dates, and shall otherwise be subject to a restricted stock agreement substantially in the form filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 21, 2012.

(c)          The Executive shall participate in all retirement, health, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes similarly situated employees of the Employer.

(d)         The Employer shall pay the dues pertaining to the Executive’s membership in the Westlake Country Club and the Pinnacle Club for so long as the Executive remains the Augusta Market President of the Employer and this Agreement remains in force.

(e)          The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive’s duties which are incurred and accounted for in accordance with the normal practices of the Employer, including, but not limited to, cell phone expense of up to $50 per month.  The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(f)           The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s Benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave.  The Employer’s current policy would provide the Executive with four weeks of annual paid time off, and would allow the Executive to carry forward one week of paid time off into the following calendar years. Under the Employer’s current policy, at the Executive’s tenth service anniversary with Employer (including for purposes of this calculation, the Executive’s years of service with SRBC), Executive would begin to accrue one extra day of paid time off per year of subsequent service for each of the following five years (up to an aggregate maximum of five weeks of annual paid time off).  In addition, Executive shall be permitted to carry over accrued, but unused paid time off earned as an executive of SRBC prior to the Merger (including up to one week of accrued but unused paid time off carried over from the year prior to the year of this Agreement, consistent with the Employer’s current policy).

(g)          The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria.  These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board of Directors.  Unless otherwise set forth in a bonus plan that complies with Section 409A, any bonus payment made pursuant to this Section 3(g) shall be made not later than 70 days after the end of the year for which the bonus was earned by the Executive or, if earlier, the first pay period following the Employer’s press release announcing its previous year’s financial performance if the bonus payment is earned based on such financial performance.

B-5-2

4.              Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)         The Executive’s employment under this Agreement will be terminated upon the death of the Executive.  In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Employer shall also pay the Executive’s estate any bonus earned through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(g).  Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(g); provided that to the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive’s death.

(c)          The Employer may terminate the Executive’s employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms set forth in Section 3(g).  Nothing herein shall prohibit the Employer from hiring an acting Augusta Market President prior to the expiration of this 180-day period.

(d)         The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive.  If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          The Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive.  The following Sections 4(e)(i) and 4(e)(ii) are subject to the provisions of Section 4(j) below.

(i)                                     If the Executive’s employment is terminated without Cause under Section 4(e) prior to a Change in Control, or more than six months following a Change in Control, then this Section 4(e)(i) shall apply.  In the event of such a termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. Subject to the possibility of a six-month delay described in Section 20,

B-5-3

(A) upon the 60th day following the date of such termination, the Employer will pay to the Executive an amount equal to two months of the Executive’s monthly base salary as in effect immediately prior to his termination of employment; and

(B) thereafter on the first day of the month for the next 10 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment.

Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(g).

(ii)                                  If the Executive’s employment is terminated without Cause under Section 4(e) during the period beginning with the occurrence of a Change in Control and ending on the six-month anniversary of the Change in Control (a “Qualifying Termination”), then this Section 4(e)(ii) shall apply.  In the event of a Qualifying Termination, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. Furthermore, the Employer shall pay the Executive any bonus earned through the date of such termination.  Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e)(ii), which was not yet paid will be paid pursuant to the terms set forth in Section 3(g).

In accordance with the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”) (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”).  In connection with a Qualifying Termination, if Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then the Company will pay the difference between the full COBRA cost of the coverage minus the an active employee’s share of premiums for coverage for the respective plan year, and the Company’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this paragraph shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by Employer.  This paragraph shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s Termination of Employment, including, without limitation, retiree medical and life insurance benefits.

(f)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

B-5-4

(g)          Upon the occurrence of a Change in Control prior to a termination of the Executive’s employment, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)                                     within 15 days of the Change in Control, the Employer shall pay the Executive cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by two as well as any bonus earned through the date of the Change in Control, in each case subject to the provisions of Section 4(j) below; and

(ii)                                  the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested, in each case subject to the provisions of Section 4(j) below.

(h)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.  Following the termination of the Executive’s employment, if (and, notwithstanding anything to the contrary in this Agreement, only if) the Executive shall execute within 52 days of the date of termination, a release substantially in the form attached hereto as Exhibit A (and shall not timely revoke during any revocation period provided pursuant to such release, such that such release shall have become effective and enforceable on or before the 60th day after the date of termination), then the Employer shall pay the applicable severance described herein.  In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective and in accordance with the terms hereof.  However, if the 60 day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

(i)             The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under

B-5-5

this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.  If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or key executives to retain common counsel.

(j)            The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that any payments provided for herein constitute “excess parachute payments,” then (notwithstanding anything to the contrary in this Agreement) the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G.  The Covered Payments shall be reduced, if applicable, by the Bank in accordance with Section 409A of the Code and in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.

(k)         If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings.  If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)                                     pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

B-5-6

(ii)                                  reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(l) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.                                      Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future) with the Bank (including, without limitation, SRBC as a predecessor of the Bank).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.                                      Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment with the Employer (including, without limitation, SRBC as a predecessor of the Employer).  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.                                      Protection of Other Confidential Information.  In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer (including, without limitation, SRBC as a predecessor of the Employer) during his employment and for a period of 24 months following

B-5-7

termination of the Executive’s employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s (including, without limitation, SRBC as a predecessor of the Employer) financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer (including, without limitation, SRBC as a predecessor of the Employer) under an obligation of secrecy.

8.                                      Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer (including, without limitation, SRBC as a predecessor of the Employer), its business, or its customers.  Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.                                      Restrictive Covenants.

(a)                             No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.  The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

(b)                                 No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer (including, without limitation, SRBC as a predecessor of the Employer) or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)                                   Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.  This restriction does not apply following a Change in Control.

(d)                                 Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one

B-5-8

or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

10.                               Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.                               Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Columbia County, Georgia.

14.                               Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.                               Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.                               Saving Clause.  If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.  The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of

B-5-9

the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.  The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement.  The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4.  If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable.  If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material.  If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable.  Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement.  A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.                               Certain Definitions.

(a)                                 “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)                                 “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)                                  “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and

B-5-10

reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

(d)                                  “Change in Control” shall mean the first “change in control event,” as set forth in Treasury Regulation § 1.409A-3(i)(5), with respect to the Executive that occurs after the consummation of the merger of SRBC into the Bank.

(i)                                     “Competing Business” shall mean any entity that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to the Business.

(j)                                    “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(h)                                 “Territory” shall mean a radius of 15 miles from any branch or loan production office of the Employer located in Richmond County, Georgia, or Columbia County, Georgia.

(i)                                     “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)                                    “Terminate,” “terminated,” “termination,” or “Termination” of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

28.       Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

29.       Compliance with Dodd—Frank Wall Street Reform and Consumer Protection Act.  Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd—Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act.  The Executive agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Employer to comply with the terms of the Act.

30.       Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Sections 3 and 4 are

B-5-11

intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)                                 If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)                                 Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

31.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto (and/or between the Executive and the Company, SRFC, or SRBC) with respect to the subject matter hereof (including, without limitation, any prior employment agreement and any other agreements regarding change in control payments or severance payments and benefits).  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.

32.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

B-5-12

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY BANK

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Philip R. Wahl II

B-5-13

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Philip R. Wahl II, an individual resident of Georgia (“Employee”), and First Community Bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On                       , 2013, the Bank and Employee entered into an employment agreement (the “Employment Agreement”) governing the relationship between the parties.  Section 4 of the Employment Agreement provides that Employee shall be entitled to certain severance payments if the Employment Agreement is terminated under certain circumstances, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.                                      Termination Date:  The Employee agrees that his employment with the Bank terminated as of                                  (the “Termination Date”).

2.                                      Severance Payments:  Subsequent to his Termination Date, the Bank shall pay severance pay for the Employee as noted in Paragraph 4[applicable clause to be referenced] of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.                                      Legal Obligations

The parties acknowledge that pursuant to Section 4(i) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.                                      Waiver and Release:

c)              Employee unconditionally releases and discharges the Bank, First Community Corporation, entities affiliated with the Bank or First Community Corporation, and the respective current and former officers, directors, shareholders, employees, and agents of the Bank or First Community Corporation (collectively, the “Bank Released Parties”) from any and all causes of action, suits,

B-5-14

damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.  For the avoidance of doubt, Employee is not releasing or discharging (i) any right to enforce Section 4 [applicable clause to be referenced] of the Employment agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

b)                                     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against any of the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with any Bank Released Party or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.                                      Restrictive Covenants and Other Obligations

The parties agree that Section 5 — “Ownership of Work Product,” Section 6 — “Protection of Trade Secret,” Section 7 — “Protection of Confidential Information,” Section 8 — “Return of Materials,” Section 9 — “Restrictive Covenants,” Section 10 — “Independent Provisions,” Section 15 — “Enforcement,” and Section 16 — “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

B-5-15

6.                                      Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.                                      Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.                                      Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.                                      Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be

B-5-16

changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.                               Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.                               Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.                               Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of Georgia and any applicable federal laws.

14.                               Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.                               Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

[INSERT]

16.                               Representations:  Employee acknowledges that:

a)                                     He has read this Agreement and understands its meaning and effect.

b)                                     He has knowingly and voluntarily entered into this Agreement of his own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this

B-5-17

                                                Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)                                      He has been advised to consult with an attorney before signing this Agreement.

f)                                       He has been given up to [21/45] days to consider the terms of this Agreement.

g)                                      He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)                                     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	Philip R. Wahl II

As to the Bank:

Date	[Authorized Signatory]

B-5-18

Exhibit B-6

SAVANNAH RIVER BANKING COMPANY

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is effective as of August       , 2013 by and between SAVANNAH RIVER BANKING COMPANY (the “Bank”), a South Carolina state bank, and Gerry L. Owen (the “Executive”), a resident of the State of South Carolina. Capitalized terms used but not defined herein shall have the same meanings as in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among First Community Corporation (“Buyer”), SRMS, Inc. and Savannah River Financial Corporation (“Seller”).

WITNESSETH:

WHEREAS, the Bank considers it important to its operations that Executive be retained from the date of the execution of the Merger Agreement until immediately before the Effective Time of the Merger; and

WHEREAS, the Bank recognizes that the proposed Merger and the period of transition leading up to the Merger could be a distraction to the Executive and could cause the Executive to consider alternative employment opportunities prior to the Effective Time of the Merger; and

WHEREAS, the Bank has determined that it is in the best interests of the Bank and Seller to assure that the Bank will have the continued dedication, efforts and services of the Executive until immediately before the Effective Time of the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Executive, each intending to be legally bound, agree to the following terms and conditions:

Section 1                                             Retention Payment.

(a)                                 Subject to the terms of this Agreement, the Executive shall be entitled to receive two lump sum payments in the aggregate amount of $314,000 (less applicable withholdings and deductions, and subject to reduction, if applicable, pursuant to Section 2(k) hereof) (the “Retention Payment”) to induce the Executive to maintain continuous full-time employment with the Bank until immediately prior to the Effective Time of the Merger.  Subject to the terms of this Agreement specifically including Section 1(f) below, the Retention Payment shall be paid to the Executive in two installment payments, the first of which, in the amount of $157,000 (the “First Retention Payment”) (less applicable withholdings and deductions, and subject to reduction, if applicable, pursuant to Section 2(k) hereof), shall be paid on December 31, 2013, and the second of which, in the amount of $157,000 (less applicable withholdings and deductions, and subject to reduction, if applicable, pursuant to Section 2(k) hereof), shall be paid immediately prior to the Effective Time of the Merger. Upon payment of such second installment payment, the Bank’s obligation to make the Retention Payment shall be satisfied, and the Bank shall have no further payment obligations under this Agreement.

B-6-1

(b)                                 If prior to the Effective Time, the Executive’s employment with the Bank terminates, then no Retention Payment shall be paid to the Executive (and if the Retention Payment, or any portion thereof, including the First Retention Payment, has been paid to the Executive, then Executive will promptly repay the Retention Payment (or the portion thereof that has been paid to the Executive) to the Bank), unless the Bank terminates the Executive without Cause or the Executive terminates with Good Reason (in which case, the Retention Payment shall be made to the Executive pursuant to the terms, and subject to the conditions, of this Agreement as if the Executive had remained employed by the Bank until immediately prior to the Effective Time of the Merger).

(c)                                  For purposes of this Section 1, “Good Reason” with respect to the Executive shall mean as defined by Treasury Regulation § 1.409A-1(n)(2)(ii). If the Executive desires to terminate this Agreement for Good Reason, he must deliver a notice of termination within a 90 day period beginning on the Good Reason event, and the Bank shall have not less than 30 days to remedy this condition. If the Bank does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive delivery of his notice of termination. The notice of termination from the Executive must specify an effective date of termination, indicate the specific termination provision in this Agreement relied upon, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(d)                                 For purposes of this Section 1, “Cause” with respect to the Executive shall consist of any of (A) the commission by the Executive of a willful act, (including, without limitation, a personally dishonest or fraudulent act or act of incompetence) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Bank (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement, (D) the receipt of any form of notice, written or otherwise, that any bank or thrift regulatory agency having jurisdiction over the Bank intends to institute any form of formal (e.g., a final cease-and-desist order) or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Bank (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Bank’s compliance with the purpose of the action or would materially assist the Bank in avoiding or reducing the restrictions or adverse effects to the Bank related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Bank’s best interests; (F) the failure of the Executive to devote his full business time and attention to his employment with the Bank; or (G) the Executive’s breach of fiduciary duty involving personal profit.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

B-6-2

(e)                                  Notwithstanding anything in this Agreement to the contrary, if the Merger Agreement is terminated prior to the consummation of the Merger, then this Agreement shall terminate and the Executive shall have no right to any unpaid Retention Payment.

(f)                                   Executive and the Bank anticipate that in connection with or following the Merger, the Executive’s employment will be terminated by the Bank, First Community Bank (“First Community”), the Buyer and/or any of their affiliates (collectively, the “Bank Entities”) or that the Executive will terminate his employment with any applicable Bank Entity (any such termination by the Executive or by any of the Bank Entities, a “Termination”).  The Executive understand and agrees that the Executive shall not be owed or entitled to any severance payments or benefits (other than rights under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”)) upon or in connection with any Termination.  In furtherance of, and not in limitation of, the immediately foregoing understanding and agreement, the Executive agrees that if he directly or indirectly brings any cause of action, suit, damage, claim, proceeding, or demand (other than to enforce (i) this Agreement or any payment owed to the Executive under the Non-Competition Agreement of even date herewith between the Executive and the Bank, (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank, (iii) his rights under COBRA, or (iv) his right to receive any sums due him as base salary and/or reimbursement of expenses through the date of such Termination in accordance with the Bank’s normal payroll practices and reimbursement policies, pursuant to which payments are no less frequent than monthly) against any Bank Entity (or any current or former officer, director, shareholder, employee, or agent of any Bank Entity) with respect to, arising from or relating to his employment with, or any termination of his employment with, any Bank Entity, then the Executive shall forfeit any right to the Retention Payment and the Executive shall promptly (and in any event within two business days) repay to the Bank (or, after the merger of the Bank into First Community, First Community) any portion of the Retention Payment that may have been paid to the Executive.

Section 2                                             Miscellaneous Provisions.

(a)                                 No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(b)                                 All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(c)                                  The Executive represents and warrants that he has knowingly and voluntarily entered into this Agreement of his own free will, and that the Executive has been advised to consult with an attorney before signing this Agreement.

(d)                                 The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation (including, without limitation, First Community) in any merger or consolidation in which the Bank is a party, or any assignee of all or substantially all of the Bank’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him.

B-6-3

(e)                                  Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect hereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

(f)                                   Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and to this end the provisions of this Agreement are declared to be severable; provided that, in such case, the parties hereto agree to amend this Agreement with respect to any such provision of this Agreement that is declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid or unenforceable, so that this Agreement, as so amended, is legal, valid and enforceable and reflects as closely as possible the intent of this Agreement as reflected by the terms hereof.

(g)                                  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

(h)                                 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i)                                     This Agreement does not modify or supersede that certain employment agreement between the Executive and the Bank dated December 31, 2012, or any of its terms.

(j)                                    All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Section 1 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Each payment made under Section 1 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code, or Section 280G of the Code, or any related regulations or other pronouncements under either of the foregoing, or under any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision

B-6-4

during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(k)                                 The parties intend that the Retention Payment provided for herein is reasonable compensation to assure that the Bank will have the continued dedication, efforts and services of the Executive through the Effective Time of the Merger and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Bank’s independent accountants acting as auditors for the Bank determine that any payments provided for herein constitute “excess parachute payments,” then (notwithstanding anything to the contrary in this Agreement) the payments payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G.  The Covered Payments shall be reduced, if applicable, by the Bank in accordance with Section 409A of the Code and in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; provided that, notwithstanding the foregoing, the First Retention Payment shall be the last item reduced, if applicable.

[signatures appear on the following page]

B-6-5

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly assigned agent to execute, this Agreement as of the date first set forth above.

SAVANNAH RIVER BANKING COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Name:	Gerry L. Owen

B-6-6

Exhibit B-7

SAVANNAH RIVER BANKING COMPANY

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of                           , 2014, and shall become effective immediately prior to the Effective Time of the Merger, by and between SAVANNAH RIVER BANKING COMPANY (the “Bank”), a South Carolina state bank, and Gerry L. Owen (the “Executive”).  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

WITNESSETH:

WHEREAS, the Boards of Directors of Savannah River Financial Corporation (the “Seller”), a Georgia corporation and the holding company for the Bank, and First Community Corporation (the “Buyer”), a South Carolina corporation and the holding company for First Community Bank (“First Community”), have determined that the acquisition of Seller by Buyer (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of                     , 2013 (the “Merger Agreement”) is in the best interests of the shareholders of Seller and Buyer and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the Merger Agreement provides that, as a condition to the Buyer’s obligation to complete the Merger, Executive will enter into and perform this Agreement; and

WHEREAS, the Board of Directors of the Bank acknowledges that Executive, as the Chief Financial Officer of the Bank and Seller, occupies a unique position of trust and confidence with respect to the Bank and Seller and that, by virtue of this position, has acquired significant knowledge relating to the business of the Bank and Seller;

WHEREAS, the Board of Directors of the Bank has determined that it is in the best interests of the Bank, the Seller, and the shareholders of Seller to protect the business and goodwill associated with the business of the Bank and Seller by strengthening restrictions on the Executive’s ability to enter into certain competitive business activities prior to, and following the completion of, the Merger and that, in exchange for agreeing to accept such restrictions, the Executive will be entitled to receive a substantial lump sum payment pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, as an inducement for Buyer to execute the Merger Agreement and in exchange for the substantial lump sum payment as set forth below, the Executive has agreed to accept such restrictions on his ability to compete with the Bank, or, following the Merger, the Buyer or First Community.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Cash Payment, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

B-7-1

Section 1                                             Cash Payment

(a)                                 Subject to the terms of this Agreement, the Executive shall be entitled to receive a lump sum payment in the amount of $65,000 (less applicable withholdings and deductions) (the “Cash Payment”) in order to induce the Executive to accept the restrictions on his ability to compete with the Bank, or, following the Merger, the Buyer or First Community, as set forth in Section 2 of this Agreement.  Subject to the terms of this Agreement, the Cash Payment shall be paid to the Executive immediately prior to the Effective Time of the Merger, and upon payment of the Cash Payment, the Bank’s obligations to make the Cash Payment shall be satisfied, and the Bank shall have no further payment obligations under this Agreement.

Section 2                                             Restrictive Covenants

(a)                                 No Solicitation of Customers. During the Executive’s employment with the Bank and for a period of 15 months from the Effective Date of the Merger, the Executive shall not (except on behalf of or with the prior written consent of the Bank or, following the merger of the Bank with and into First Community (the “Bank Merger”), First Community), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Bank or any of its Affiliates at any time during the 12 months prior to the Effective Time of the Merger and with whom the Executive has had material contact at any time while an officer or employee of the Bank or First Community.  The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 2(a).

(b)                                 No Recruitment of Personnel.  During the Executive’s employment with the Bank and for a period of 15 months from the Effective Date of the Merger, the Executive shall not (except on behalf of or with the prior written consent of the Bank or, following the Bank Merger, First Community), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Bank, First Community, or any of their respective Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)                                  Non-Competition Agreement.  During the Executive’s employment with the Bank and for a period of 10 months from the Effective Date of the Merger, the Executive shall not (except with the prior written consent of the Bank or, following the Bank Merger, First Community), compete with the Bank or, following the Merger, First Community, or any of their respective Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore (other than the Seller or the Bank, or, following the Merger, the Buyer or First Community) if such depository institution or holding

B-7-2

company has, or upon formation will have, one or more offices or branches located in the Territory.

(d)                                 Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(e)                                  For the purposes of this Section, “Competing Business” shall mean any entity that, in whole or in part, is substantially engaged in the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business that is substantially similar.

(f)                                   For purposes of this Section, “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Bank or First Community.

(g)                                  For purposes of this Section, “Territory” shall mean a radius of 15 miles from any branch or loan production office of the Bank or, following the Bank Merger, First Community, located in Aiken County, South Carolina, Columbia County, Georgia, or Richmond County, Georgia.

Section 3                                             Confidentiality

(a)                                 Protection of Trade Secrets.  During the Executive’s employment with the Bank and for so long the Trade Secrets remain within the definition of Trade Secrets set forth in this Agreement, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank or, following the Merger, First Community, the Executive agrees not to use or disclose any Trade Secrets of the Bank or First Community.

(b)                                 Protection of Other Confidential Information.  In addition, during the Executive’s employment with the Bank and for a period of 24 months from the Effective Date of the Merger, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank or, following the Merger, First Community, not to use or disclose any Confidential Business Information of the Bank or First Community.

(c)                                  For purposes of this Section, “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)                                 For purposes of this Section, “Confidential Business Information” means any internal, non-public information (other than Trade Secrets already discussed above) concerning

B-7-3

the Bank’s or, following the Merger, First Community’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.

(e)                                  The provisions of Section 3(a) and 3(b) shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank or, following the Merger, First Community under an obligation of secrecy.

Section 4                                             Miscellaneous

(a)                                 Successors. This Agreement is personal to the Executive and is not assignable by the Executive, and none of the Executive’s duties hereunder may be delegated.  This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its affiliates and their successors and assigns.

(b)                                 Waiver.  Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c)                                  Independent Provisions.  The provisions in each of the above Sections 2(a), 2(b), and 2(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provisions.

(d)                                 Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(e)                                  Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 2(a), 2(b), 2(c), or 3 hereof, the resulting injuries to the Bank or, following the Merger, First Community would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank or First Community.  The Executive, therefore, agrees that in the event of any such breach, the Bank or First Community shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Bank or

B-7-4

First Community have cause to seek such relief, no bond shall be required from the Bank or First Community, and the Executive shall pay all attorney’s fees and court costs which the Bank or First Community may incur to the extent the Bank or First Community prevails in its enforcement action.

(f)                                   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(g)                                  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	Savannah River Banking Company
407 Silver Bluff Road
Aiken, South Carolina 29803
Attention: Chief Executive Officer

To Executive:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(h)                                 Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(i)                                     Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Bank and the Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.  The Bank does not make any representation, warranty or guarantee to the Executive with respect to the tax treatment of any payments that may be made pursuant to this Agreement under any federal or state statute or regulation.  The Executive has had an opportunity to consult with legal counsel prior to entering into this Agreement.

(j)                                    Counterparts, etc.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on the following page]

B-7-5

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SAVANNAH RIVER BANKING COMPANY

J. Randolph Potter
Chief Executive Officer

EXECUTIVE

Gerry L. Owen

Address:

B-7-6

Exhibit B-8

FIRST COMMUNITY BANK

EXECUTIVE CONSULTING AGREEMENT

This EXECUTIVE CONSULTING AGREEMENT (the “Agreement”) is entered into as of August         , 2013, by and between First Community Bank (the “Bank”), a South Carolina state bank, and Gerry L. Owen (the “Consultant”), a resident of the state of South Carolina and the Chief Financial Officer of Savannah River Financial Corporation, a bank holding company, and its subsidiary, Savannah River Banking Company, a South Carolina state bank (collectively referred to as “Savannah River”).  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

WITNESSETH:

WHEREAS, the Bank desires to retain the Consultant following the Merger to assist with the preparation of the final Savannah River Banking Company Call Report to be filed with the Federal Deposit Insurance Corporation, to assist with the final audit of Savannah River, to assist with respect to Savannah River-related disclosures in First Community Corporation’s Form 10-K and other filings with the Securities and Exchange Commission, to assist with respect to integration of Savannah River’s and the Bank’s financial and operational reporting systems, to assist with respect to employee administration and integration matters, and to provide such other transition assistance as shall be reasonably requested by First Community Corporation or the Bank and within the scope the Consultant’s historical experience and areas of knowledge;

WHEREAS the Consultant desires to accept such engagement on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Consultant, each intending to be legally bound, agree to the following terms and conditions:

Section 1                                             Engagement; Consultant Relationship; Duties.

The Bank hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Bank, consulting services to the Bank during the Term (as defined below) in connection with the business of the Bank.  The Consultant shall report to the Chief Executive Officer and Chief Financial Officer of the Bank or to such other person(s) as the Chief Executive Officer shall designate.  This is a services contract for the services of the Consultant.  The Consultant shall devote substantially all of his business time and efforts to the performance of services for the Bank as designated by the Chief Executive Officer or Chief Financial Officer of the Bank, provided any such services so designated shall be reasonably consistent with the responsibilities described in the first recital of this Agreement or otherwise consistent with the Consultant’s responsibilities during his employment with Savannah River immediately prior to the Merger.  The Consultant shall complete the services, as designated from time to time, within the time frames for completion as reasonably established by the Chief Executive Officer or Chief Financial Officer.  The Consultant shall use his best efforts in such endeavors.  The Consultant

B-8-1

shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

Section 2                                             Term and Termination.

This Agreement shall become effective automatically immediately prior to the Effective Time. The term of the consulting services to be provided pursuant to this Agreement shall commence on the later of January 1, 2014 and the effective time of the merger (the “Effective Time”) and shall continue until the earliest of (i) the close of business on the last business day immediately preceding the date that is three months from the Effective Time of the Merger (the “Term”); (ii) the Consultant’s death; or (iii) the Consultant’s Disability.  For purposes of this Agreement, “Disability” means that the Consultant’s inability to perform the essential services contemplated by this Agreement for a period of 90 or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Bank.

Section 3                                             Compensation.

During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Bank shall pay the Consultant the sum of Ten Thousand Five Hundred Dollars ($10,500.00) per month or the pro rata portion of a month based on the number of business days for which the Consultant provides services to the Bank, and payments will be made approximately every month in arrears at the same time as the Bank processes its periodic payroll disbursements, or on a more frequent basis upon presentation of an invoice from the Consultant if circumstances warrant.  All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. The Bank’s payments of such amounts shall be treated as taxable income to the Consultant and reported to the relevant taxing authorities as such.

Section 4                                             Expenses.

In addition, the Consultant shall be reimbursed by the Bank for reasonable business expenses, in accordance with Bank policies, incurred by Consultant in providing services to the Bank during the Term.  The Bank’s obligation to reimburse the Consultant pursuant to this Paragraph shall be subject to the prompt presentation to the Chief Executive Officer, or his designee(s), by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Bank in effect from time to time.  The Bank shall pay such reimbursements as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

Section 5                                             Independent Contractor.

The Consultant is an independent contractor providing services to the Bank.  The Consultant will be granted no policymaking authority by the Bank and the Consultant is not an agent of the Bank and shall have no right to bind the Bank, except as expressly and duly

B-8-2

authorized by affirmative action of the Chief Executive Officer, Chief Financial Officer, or Board of Directors of the Bank.  The Bank, as appropriate, will report all payments to be made hereunder on IRS Forms 1099 as payments to the Consultant for independent contracting services.  The Consultant shall not be entitled to participate in any employee benefits plans or programs of the Bank.  The Bank shall not carry worker’s compensation insurance to cover the Consultant.  The Bank shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits (other than those described in Section 3 above) that might be expected in an employer-employee relationship.

Section 6                                             No Assignment.

The Consultant cannot subcontract his duties or cause any other person or entity to perform his services.  The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank.  Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

Section 7                                             Contracts or Other Agreements with Former Employer or Business.

The Consultant represents that he is not and will not become a party to any non-competition agreement or non-solicitation agreement or any other agreement which would prohibit him from entering into this Agreement or prohibit or impair his ability to provide the services for the Bank contemplated by this Agreement on or after the Effective Time.

Section 8                                             Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any other restrictions stated in this Agreement, any compensation or other benefits paid to the Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Consultant agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Consultant are limited, shall not be a breach of this Agreement by the Bank.  In the event that the Bank is required to make any adjustment to the Consultant’s compensation or benefits in order to comply with any applicable legal and regulatory requirements, such changes shall be made in a manner such that, to the maximum extent legally possible, the Consultant is put in the same economic position as he would have been absent such regulatory restriction or intervention.

Section 9                                             Modification of Agreement.

This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

B-8-3

Section 10                                      Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:	5455 Sunset Blvd.
Lexington, SC 29072
Facsimile Number: (803) 951-0501
Attention: Michael C. Crapps

If to the Consultant:	See signature page of this Agreement.

All notices, requests, waivers and other communications may also be sent to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified; (iii) five business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (iv) two business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten days’ written notice of the new address in the manner set forth above.

Section 11                                      Waiver of Breach.

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 12                                      Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Bank.

Section 13                                      Successors, Binding Agreement.

Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns.

B-8-4

Section 14                                      Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 15                                      Survival of Obligations.

The duties and obligations contained in Paragraphs 3 and 4 shall survive the expiration or termination of this Agreement.

Section 16                                      Multiple Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Section 17                                      Tax Withholding; Indemnification.

By reason of the Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to the Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for making all such filings and payments, shall consult his own tax advisor(s) with respect to such filings and payments, and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of the Consultant pursuant to this Paragraph.  The Company does not make any representation, warranty or guarantee to the Consultant with respect to the tax treatment of any payments that may be made pursuant to this Agreement under any federal or state statute or regulation.  The Consultant has had an opportunity to consult with legal counsel prior to entering into this Agreement.

Section 18                                      Applicable Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

Section 19                                      Headings.

The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

B-8-5

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

FIRST COMMUNITY BANK

By:
Name:
Title:

CONSULTANT

By:
Name:	Gerry L. Owen

Address:

B-8-6

Exhibit C

FORM OF

WARRANT CASH-OUT AGREEMENT

THIS WARRANT CASH-OUT AGREEMENT (this “Agreement”) is made and entered into as of August       , 2013, by and between                        (the “Warrant Holder”) and Savannah River Financial Corporation, a Georgia corporation (the “Company”) and bank holding company of Savannah River Banking Company (the “Bank”).

RECITALS

A.                                    The Company has granted the Warrant Holder warrants to purchase shares (“Shares”) in the Company pursuant to the terms of a Stock Warrant Agreement (the “Warrant”).

B.                                    The Company, First Community Corporation, Inc. (“First Community”), and  SRMS, Inc. (“Merger Sub”), a newly formed Georgia corporation and wholly-owned first-tier transitory subsidiary of First Community, have made and entered into that certain agreement and plan of merger dated as of the date hereof (the “Merger Agreement”), providing for the merger of the Company with and into First Community (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.                                    A condition to the obligations of First Community under the Merger Agreement is that all outstanding stock warrants be cashed-out and terminated upon the Merger.

D.                                    The Company is offering a cash payment to the Warrant Holder, in exchange for the Warrant Holder’s agreement to terminate the Warrant, effective immediately prior to the Merger.

E.                                    In connection with the transactions contemplated in the Merger Agreement, the Warrant Holder and the Company now desire to terminate the Warrant, effective immediately prior to the effective time of the Merger (the “Effective Time”).

SECTION 1   AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1                               Warrants.  The Warrant Holder acknowledges and agrees that:  (a) the Company granted the Warrant Holder the Warrant providing for the right to purchase up to 15,000 shares (the “Warrant Shares”) of the Company’s common stock at a price equal to $10.00 per share (the “Exercise Price”); (b) as of the date of this Agreement, the Warrant Holder has not exercised the right to purchase any of the Warrant Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Warrant Shares; and (c) the Warrant Holder has no other rights or interests in any other warrants or options with respect to Company Securities (other than options, if any, with respect to which the Warrant Holder is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date).  As of the Effective Date, the Warrant shall terminate in its entirety and shall thereafter be null and void, and the Warrant Holder shall have no interests or rights thereunder on or after the Effective Date.

1.2                               Payment.  In consideration for the cancellation of the Warrant, the Warrant Holder shall be entitled to a lump sum cash payment from the Company, made within twenty (20) business days after the Effective Date, in an amount equal to (x) the number of Warrant Shares, multiplied by (y) $1.00.

SECTION 2   REPRESENTATIONS AND WARRANTIES

The Warrant Holder represents and warrants to the Company the following:

2.1                               Ownership.  The Warrant Holder is the owner and holder of the Warrant, and as of the Effective Time will sell and deliver the original Warrant to the Company free and clear of any pledges, liens, or security interests.

2.2                               Execution and Delivery; Enforceability.  This Agreement has been duly executed and delivered by the Warrant Holder and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Warrant Holder, enforceable in accordance with its terms.

2.3                               No Conflicts.  The execution, delivery and performance of this Agreement by the Warrant Holder will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Warrant Holder, (ii) any Law or Order to which the Warrant Holder is subject or (iii) any Contract to which the Warrant Holder is a party that is material to the financial condition, results of operations or conduct of the business of the Warrant Holder.

SECTION 3   GENERAL PROVISIONS

3.1                               Release.  Upon the full payment of all consideration due to the Warrant Holder pursuant to this Agreement, the Warrant Holder, on the Warrant Holder’s own behalf and that of the Warrant Holder’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Warrant Holder had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Warrant or this Agreement.

3.2                               Governing Law.  This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3                               Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Warrant Holder and the respective successors and permitted assigns of the Company and the Warrant Holder.

3.4                               Potential Termination.  If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

WARRANT HOLDER	SAVANNAH RIVER FINANCIAL CORPORATION

By:
Name:
Title:

Exhibit D

STOCK OPTION CASH-OUT AGREEMENT

THIS STOCK OPTION CASH-OUT AGREEMENT (this “Agreement”) is made and entered into as of                               , 2013, by and between                                                        (the “Optionee”) and Savannah River Financial Corporation (the “Company”), a Georgia corporation and bank holding company of Savannah River Banking Company (the “Bank”).

RECITALS

A.                                    The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of the Stock Option Agreement dated                                 , granted under the Savannah River Financial Corporation 2007 Stock Incentive Plan (the “Stock Option”).

B.                                    The Company, First Community Corporation (“First Community”), and SRMS, Inc. (“Merger Sub”), a newly formed Georgia corporation and wholly-owned first-tier transitory subsidiary of First Community, have made and entered into that certain agreement and plan of merger dated as of August 13, 2013 (the “Merger Agreement”), providing for the merger of the Company with and into First Community (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.                                    A condition to the obligations of First Community under the Merger Agreement is that all outstanding stock options be cashed-out and terminated upon the Merger.

D.                                    The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement to terminate the Stock Option, effective immediately prior to the Merger.

E.                                    In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Option, effective immediately prior to the effective time of the Merger (the “Effective Time”).

SECTION 1   AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1                               Stock Options.  The Optionee acknowledges and agrees that:  (a) the Company granted the Optionee the Stock Option providing for the right to purchase up to                      shares (the “Option Shares”) of the Company’s common stock at a price equal to $      .       per share (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to Company Securities (other than warrants, if any, with respect to which the Optionee is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date).  As of the Effective Date, the Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Date.

1.2                               Payment.  In consideration for the cancellation of the Stock Option, the Optionee shall be entitled to a lump sum cash payment from the Company, made within twenty (20) business days after the Effective Date, in an amount equal to (x) the number of Option Shares, multiplied by (y) $11.00 minus the Exercise Price.

SECTION 2   REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1                               Ownership.  The Optionee is the owner and holder of the Stock Option , and as of the Effective Time will sell and deliver the original Stock Option to the Company free and clear of any pledges, liens, or security interests.

2.2                               Execution and Delivery; Enforceability.  This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3                               No Conflicts.  The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Optionee, (ii) any Law or Order to which the Optionee is subject or (iii) any Contract to which the Optionee is a party that is material to the financial condition, results of operations, or conduct of the business of the Optionee.

SECTION 3   GENERAL PROVISIONS

3.1                               Release.  Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Stock Option or this Agreement.

3.2                               Governing Law.  This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3                               Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4                               Potential Termination.  If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate.

[signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

OPTIONEE	SAVANNAH RIVER FINANCIAL CORPORATION

By:
Name:		Name:
Title:

(Signature Page to Stock Option Cash-Out Agreement)

Exhibit E

FORM OF

DIRECTOR NON-COMPETITION AGREEMENT

THIS DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of August       , 2013, between First Community Corporation (“Buyer”), a corporation organized under the laws of the State of South Carolina, which is: (1) the holding company of First Community Bank (“First Community”), with its principal offices at 5455 Sunset Boulevard, Lexington, South Carolina 29072, and (2) the parent company of SRMS, Inc. (“Merger Sub”), a newly formed Georgia corporation and wholly-owned first-tier transitory subsidiary of Buyer, and the undersigned director (“Director”) of Savannah River Financial Corporation (“Seller”), a corporation organized under the laws of the State of Georgia and the holding company for Savannah River Banking Company (the “Bank” and, together with the Seller, “SRB”), with its principal office at 3638 Walton Way Extension, Augusta, Georgia 30909, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Seller.

WHEREAS, the Boards of Directors of Buyer and Seller have determined that the acquisition of Seller by Buyer (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Buyer and Seller and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as a director of Seller and the Bank, occupies a unique position of trust and confidence with respect to SRB, is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement, and is receiving a cash payment (the “Cash Payment”) in exchange for the cancellation of certain Seller Warrants pursuant to the terms and conditions of that Warrant Cash-Out Agreement dated as of the date hereof; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Seller and the Bank; and

WHEREAS, following the Merger, Director may join the ARC Advisory Board of First Community; and

WHEREAS, the Board of Directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Seller and the Bank by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer or First Community following the Merger as an inducement for Buyer to execute the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration and the Cash Payment to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Certain Definitions.

(a)                                 “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller, including, respectively, First Community, the Merger Sub, and the Bank.

(b)                                 “Confidential Information” means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws.  “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies.  “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law.  “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)                                  Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.                                      Nondisclosure of Confidential Information.

(a)                                  Nondisclosure of Confidential Information.  Director hereby agrees that until the later of two years following the Effective Time of the Merger or six months following the termination of service as an advisory director of First Community (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time.  If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information.  Director also acknowledges and agrees that trading in Buyer or Seller securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Buyer’s policies regarding insider trading in effect from time to time.

(b)                                  Enforceability of Covenants.  Director and Buyer agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants.  Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

3.                                       Nonrecruitment and Nonsolicitation Covenants.

(a)                                  Nonrecruitment of Employees.  Director hereby agrees that until the later of two years following the Effective Time of the Merger or six months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with Buyer or any of Buyer’s Affiliated Companies, any employee of Buyer or of any Buyer’s Affiliated Companies with whom Director worked during Director’s services as a director of Seller or any Seller Affiliated Company and who performed services for Seller, Buyer, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Seller, Buyer or any of their Affiliated Companies for a period of not less than one year.

(b)                                  Nonsolicitation of Customers.  Director hereby agrees that until the later of two years following the Effective Time of the Merger or six months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller, Buyer or any of their Affiliated Companies with whom Director had material contact on behalf of Seller or the Bank in the course of Director’s service as a director of Seller or the Bank.

(c)                                   Noncompetition.  Director hereby agrees that until the later of two years following the Effective Time of the Merger or six months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent shall not be unreasonably withheld by Buyer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities.  For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.   Director agrees that the marketplace in which First Community would conduct its Business Activities as of the effective time of the Merger includes Richmond County, Georgia, Columbia County, Georgia, and Aiken County, South Carolina.  For purposes of this Section 3(c), the “Restricted Area” shall be defined as Richmond County, Georgia, Columbia County, Georgia, and Aiken County, South Carolina.  Director agrees that the Restricted Area is narrowly tailored to protect First Community’s interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)                                  Enforceability of Covenants.  Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.  Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and the Bank that are derived from the acquisition of Seller by Buyer.  Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein.  Director agrees that his position as a director of Seller and the Bank and, if applicable after the Effective Time, as an advisory director of First Community, involves information relating to all aspects of the Business Activities and all of the Restricted Area.  Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant.  Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law.  Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

4.                                      Successors.

(a)                                 This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)                                 This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

5.                                      Miscellaneous.

(a)                                 Waiver.  Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)                                 Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)                                 Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Community Corporation
5455 Sunset Boulevard
Lexington, South Carolina 29072
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)                              Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)                                   Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)                                  Counterparts, etc.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY CORPORATION

By:
Name:
Title:

DIRECTOR

Name:

Address:

Signature Page to Director Non-Competition Agreement

Exhibit F

FORM OF

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August       , 2013, by and among First Community Corporation, a South Carolina corporation (“Buyer”), Savannah River Financial Corporation, a Georgia corporation (“Seller”), and the undersigned shareholder of Seller (the “Shareholder”).

The Shareholder desires that Buyer and Seller enter into an Agreement and Plan of Merger, dated as of the date hereof, between Buyer, SRMS, Inc., a newly formed Georgia corporation and wholly-owned first-tier transitory subsidiary of Buyer, and Seller (as the same may be amended or supplemented, the “Merger Agreement”).  The Merger Agreement provides for the acquisition of Seller by Buyer pursuant to a merger (the “Merger”).  The transactions described in the Merger Agreement are subject to the approvals of the shareholders of Seller and Buyer, the FDIC, the South Carolina Board of Financial Institutions, the Georgia Department of Finance, and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Seller are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Representations and Warranties.  The Shareholder represents and warrants to Buyer as follows:

(a)                                 The Shareholder has voting power over the number of shares, including Seller Warrants and Seller Options (“Shareholder’s Shares”), of Seller Common Stock set forth below such Shareholder’s name on the signature page hereof.  Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Common Stock.

(b)                                 This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)                                  None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject.  Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)                                 The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e)                                  Except for Seller’s engagement of Allen C. Ewing & Co. as Seller’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)                                   The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.  The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

2.                                      Voting Agreements.  The Shareholder agrees with, and covenants to, Buyer as follows:

(a)                                 At any meeting of shareholders of Seller called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the execution and delivery by Seller of the Merger Agreement, and the approval of the terms thereof and each of the Transactions; provided however, that nothing in this Agreement shall be deemed to require the Shareholder to vote any Shares over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than the Seller if the Shareholder determines in good faith that such a vote would cause a breach of fiduciary duties to such other Person.  The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions.  The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions.  The Shareholder hereby grants Buyer an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the payment of the termination fee by the Buyer in accordance with Section 9.3(a) of the Merger Agreement, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

(b)                                 At any meeting of Seller’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller, or (ii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.                                      Covenants.  The Shareholder agrees with, and covenants to, Buyer as follows:

(a)                                 The Shareholder shall not, without the prior written consent of Buyer, which Buyer shall not unreasonably withhold, (i) exercise any Seller Warrants or Seller Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Buyer pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Buyer, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Buyer a counterpart to this Agreement in form and substance satisfactory to Buyer.  Seller agrees with, and covenants to, Buyer that Seller shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Seller Common Stock acquired by the Shareholder and pursuant to any Seller Warrants or Seller Options, unless such transfer is made to Buyer or otherwise in compliance with this Agreement.

(b)                                 The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and/or shares of Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the “Per Share Purchase Price” as defined in Article 3 of the Merger Agreement).  The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c)                                  Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of Seller, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4.                                      No Prior Proxies.  The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.                                      Certain Events.  The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock (including pursuant to the exercise or exchange of any Seller Warrant or Seller Options) or other voting securities of Seller by any shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of Seller issued to or acquired by the Shareholder.

6.                                      Further Assurances.  The Shareholder shall, upon request of Buyer and at Buyer’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof and to vest in Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7.                                      Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms and any Termination Fee that is due to Buyer has been paid, in which event the provisions of this Agreement shall terminate, except for Section 9, which shall survive for two years.

8.                                      Miscellaneous.

(a)                                 Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.  As used herein, the singular shall include the plural and any reference to gender shall include all other genders.  The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)                                 All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)                                  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.  A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)                                  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f)                                   This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

(g)                                  This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholders may not transfer or assign any rights or interests in the Shares, except to Buyer or as expressly permitted by this Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement.  Any assignment in violation of the foregoing shall be void.

(h)                                 The Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Buyer and its subsidiaries and that Buyer and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Shareholder),  and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages.  In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(i)                                     If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)                                    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

FIRST COMMUNITY CORPORATION

By:
Name:
Title:

SAVANNAH RIVER FINANCIAL CORPORATION

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Seller Common Stock and Capacity of Ownership:

Number of Shares of Seller Warrants and Capacity of Ownership:

Number of Seller Options and Capacity of Ownership:

EXHIBIT A

Exhibit G

FORM OF

CLAIMS LETTER

[Date of Letter]

First Community Corporation

5455 Sunset Boulevard

Lexington, South Carolina 29072

RE:                           Merger between First Community Corporation (“FCCO”) and Savannah River Financial Corporation (“SRFC”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(e) of the Agreement and Plan of Merger, dated as of                            , 2013, by and between FCCO, SRMS, Inc., and SRFC.

In my capacity as an officer or a director of SRFC and of [the Bank], and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under SRFC’s Certificate of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of Georgia or the United States, or under the Savannah River Banking Company’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position at SRFC

G-1